Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
    BY AND AMONG
YEXT, INC.,
HOUSTON MERGER SUB, INC.,
HEARSAY SOCIAL, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES, LLC
as STOCKHOLDER REPRESENTATIVE

Dated as of June 10, 2024

TABLE OF CONTENTS
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    -ii-

    -iii-

13.11 Waiver of Jury Trial.	71
13.12 Legal Representation	71

Annex A Defined Terms

    -iv-

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 10, 2024 by and among Yext, Inc., a Delaware corporation (“Parent”), Houston Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Hearsay Social, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company’s stockholders (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
RECITALS
A.    The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
C.    A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
D.    The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
E.    At or prior to the execution and delivery of this Agreement by the parties hereto, each Key Employee is entering into or executing (to be effective as of the Effective Time) an offer letter (the “Offer Letters”).
    F.    At or prior to the execution and delivery of this Agreement by the parties hereto, each of the Founders and each of the Key Employees is entering into and executing a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreements”) with Parent pursuant to which the Founder or Key Employee, as applicable, has agreed, for a period of three years after the Closing, not to compete with the businesses of the Surviving Corporation and not to solicit the employees or customers of the Company (and following the Effective Time, the Surviving Corporation or Parent, as the case may be) for employment.
G.        Immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, the Company shall obtain and deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby in the form attached hereto as Exhibit A signed by (i) the holders of at least 70% of the outstanding Company Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Company Common Stock basis), and (ii) the holders of a majority of the then outstanding shares of Company Preferred Stock and Company Common Stock, voting together and not as separate classes, which consent shall be executed pursuant to and in accordance with the applicable provisions of the Delaware Law and the Charter Documents (the “Sufficient Stockholder Vote”).
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I

THE MERGER
1.1    The Merger.
At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as an indirect wholly owned subsidiary of Parent. The surviving corporation is hereinafter referred to as the “Surviving Corporation.”
1.2    Effective Time.
The closing of the Merger (the “Closing”) will take place within five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing), but not in any event prior to August 1, 2024, by exchange of electronic deliveries and signatures, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the date and time the Merger becomes effective in accordance with the provisions of the DGCL shall be referred to herein as the “Effective Time”).
1.3    Effect of the Merger.
At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
1.4    Organizational Documents.
(a)    Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Hearsay Social, Inc.”
(b)    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving

Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.5    Management.
(a)    Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
(b)    Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
1.6    Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares in the manner provided in Section 1.9, an amount equal to:
(i)    in the case of the Series C Preferred Stock, (A) the Series C Closing Per Share Consideration plus (B) the Series C Additional Per Share Consideration;
(ii)    in the case of the Series B Preferred Stock, (A) the Series B Closing Per Share Consideration plus (B) the Series B Additional Per Share Consideration;
(iii)    in the case of the Series A Preferred Stock, (A) the Series A Closing Per Share Consideration plus (B) the Series A Additional Per Share Consideration;
(iv)    in the case of the Series CRM Preferred Stock, (A) the Series CRM Closing Per Share Consideration plus (B) the Series CRM Additional Per Share Consideration; and
(v)    in the case of the Company Common Stock, (A) the Company Common Stock Closing Per Share Consideration plus (B) the Company Common Stock Additional Per Share Consideration.
Notwithstanding anything in this Section 1.6 to the contrary, in no event shall Parent be required to distribute, in the aggregate, cash in excess of the Closing Consideration (net of the Escrow Amount, Expense Fund and the portion of the Closing Consideration allocated to the Converted RSUs) at Closing.
(b)    Treatment of Company Options.
(i)    Effective as of immediately prior to the Effective Time, the Company shall (i) cancel and extinguish each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Cancelled Option”), and (ii) only in the case of each Company Option held by a then current Employee, grant to each holder of any Cancelled Option an award of restricted stock units over Company Common Stock (the “Substitute RSUs”). Each holder of Substitute RSUs who is an individual who is a current Employee immediately prior to the Effective Time will also be eligible to participate in the Earnout Bonus Plan in accordance with its terms.
(1)    The Substitute RSUs shall be granted by the Company pursuant to the Company’s 2019 Equity Incentive Plan and a form of restricted stock unit award agreement subject to Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed. The number of shares of Company Common Stock subject to each award of Substitute RSUs shall be equal to the quotient, rounded down to the nearest whole share, of (x) (A) the number of shares of Company Common Stock that were subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Company Common Stock Closing Per Share Consideration minus the per share exercise price of the Company Option divided by (y) the Company Common Stock Closing Per Share Consideration. The Substitute RSUs shall be subject substantially the same terms and conditions (including vesting conditions) applicable to the corresponding Cancelled Option, provided that Parent may require, in its sole discretion, that Substitute RSUs shall vest ratably on a quarterly basis (it being understood that (1) the vesting of such Substitute RSUs would still occur (if at all) no later than the same calendar year in which the corresponding Cancelled Option would have vested under the vesting schedule to which it was subject immediately prior to the Effective Time, (2) all such vesting shall be conditioned on the holder’s continued employment or other service with the Surviving Corporation, Parent, or an Affiliate of Parent on the applicable vesting date, and (3) the Substitute RSUs shall be subject to the terms and conditions, including any forfeiture provisions, set forth in the Company’s 2019 Equity Incentive Plan and the form of restricted stock unit award agreement between the Company and the holder thereof).
(2)    Notwithstanding the foregoing, in the event that the per share exercise price of a Company Option exceeds the Company Common Stock Closing Per Share Consideration, such Company Option will be cancelled without the issuance of Substitute RSUs. Such Optionholder will be eligible to participate in the Earnout Bonus Plan, with the amount of such Optionholder’s Earnout Replacement reduced by the amount by which (x) the per share exercise price of the Company Option exceeds (y) the Company Common Stock Closing Per Share Consideration (the “Residual Exercise Price”).
(ii)    Effective as of the Effective Time:
(1)    Prior to the Effective Time, the Company will create an earnout bonus plan (as further described on Section 1.6(b)(i)(2) of the Disclosure Letter), in a form subject to Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed (the “Earnout Bonus Plan”).
(2)    Each Substitute RSU that is outstanding as of immediately prior to the Effective Time, shall be assumed by Parent and converted into a restricted stock unit to receive shares of Parent Common Stock (such assumed Substitute RSU, a “Converted RSU”). Each Converted RSU shall from and after the Effective Time, be subject to the same terms and conditions as in effect immediately prior to the Effective Time, including vesting terms and conditions, except that (A) each Converted RSU shall entitle the holder to receive that number of whole shares of Parent Common Stock equal to the product, rounded down to the nearest whole share, of (x) the number of shares of Company Common Stock that were subject to the Substitute RSU as of immediately prior to the Effective Time and (y) the Exchange Ratio. Each Converted RSU that is fully vested as of the Effective Time, shall be settled no later than 30 days following the Effective Time. Following the Effective Time, the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Converted RSU.
(3)    Parent shall assume the Company’s Earnout Bonus Plans.
(iii)    Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to Converted RSUs, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted RSUs remain outstanding and are required to be registered.
(iv)    Prior to the Effective Time, the Company shall increase the number of shares of Company Common Stock that remain available for issuance pursuant to its 2019 Equity Incentive Plan and are not subject to awards thereunder up to 24,000,000. Any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”). At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.
(c)    Treatment of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, each Company Warrant issued and outstanding immediately prior to the Effective Time with a per share exercise price less than the Company Common Stock Closing Per Share Consideration will be cancelled and extinguished and be converted automatically into the right to receive an amount equal to (A) the Company Warrant Consideration plus (B) the Company Warrant Additional Consideration. Each Company Warrant issued and outstanding immediately prior to the Effective Time with a per share exercise price great than the Company Common Stock Closing Per Share Consideration shall be cancelled and extinguished for no consideration.
(d)    Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, (i) each distribution of Closing Consideration payable to an Escrow Participant pursuant to this Section 1.6 shall be reduced by such Escrow Participant’s Escrow Contribution in accordance with Section 10.3(a) and (ii) Parent shall hold back and pay to the Escrow Agent each Escrow Participant’s Escrow Contribution of the Escrow Amount.
(e)    Withholding Taxes. Parent, the Company, Sub and each of their affiliates and Representatives shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law; provided that, if the applicable withholding agent determines that an amount is required by Law to be deducted and withheld with respect to any amounts payable (other than as compensation or on account of a failure by a recipient to provide an IRS Form W-8 or W-9 or a failure by the Company to provide the certificate described by Section 9.2(i)) pursuant to this Agreement to any Person, the applicable withholding agent shall use commercially reasonably efforts to provide such Person with notice prior to deducting or withholding such amounts of its intent to deduct and withhold and shall cooperate with such Person in good faith to obtain reduction of or relief from such deduction or withholding, including by being provided by such Person with any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be timely paid over to the appropriate taxing authority and shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholding, such recipient shall indemnify Parent and its affiliates (including the Surviving Corporation) for withholding Taxes imposed by any Governmental Authority (excluding interest and penalties).
(f)    Certain Transfer Taxes and Fees. Parent, on the one hand, and the Escrow Participants, on the other hand, shall equally bear all transfer, documentary, sales, use, stamp, value added, goods and services, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) under applicable Law. The party responsible under applicable Law shall prepare and file all necessary Tax Returns and other required documentation relating to such Transfer Taxes in accordance with applicable Law. Each other party to this Agreement shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation.
(g)    Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
1.7    Dissenting Shares.
(a)     Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.
(b)    Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.
(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 10.2 the amount of such Dissenting Share Payments without regard to the Threshold Amount.
1.8    Parent’s Obligations Fulfilled.
(a)    No later than three (3) Business Days prior to the Closing Date or any distribution of Merger Consideration from the Escrow Fund or a payment of Earnout Consideration to the Securityholders, as applicable, the Company (if prior to the Closing) and the Stockholder Representative (if after the Closing) shall deliver to Parent a schedule (a “Payment Schedule”) setting forth:
(i)    the name, and e-mail of each Securityholder entitled to distribution of a portion of the Merger Consideration at such time,
(ii)    the number of shares of each class and series of Company Capital Stock held by each such Stockholder as of immediately prior to the Effective Time and the certificate number or numbers corresponding to such share,
(iii)    the number of shares of Company Common Stock exercisable for each Cancelled Company Option and the per share exercise price for each share of Company Common Stock issuable upon exercise of such Cancelled Company Option,
(iv)    the number of Fully Diluted Shares,
(v)    with respect to each Stockholder, the Escrow Contribution pursuant to Section 10.3(a), and
(vi)    the aggregate amount of consideration to which each such Securityholder is then entitled (on a certificate-by-certificate basis and in the aggregate), net of any amount to be deposited into the Escrow Fund pursuant to Section 10.3(a).
(b)     The Company (with respect to any payments to be made at or near Closing) or the Stockholder Representative (with respect to any subsequent post-Closing payments) shall be responsible for instructing Parent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent and the Surviving Corporation may rely on the instructions of the Company or the Stockholder Representative, as applicable, for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Company or the Stockholder Representative, as applicable, are followed; provided, further, that the Stockholder Representative may rely on the initial Payment Schedule prepared by the Company in the Stockholder Representative’s preparation or delivery of any updated Payment Schedules. Upon Parent making each aggregate payment required of it under this Agreement, Parent shall have fulfilled its obligations with respect to such payment. Parent (including indirectly through the Surviving Corporation) shall not have any liability whatsoever with respect to the distribution of such payments among the Securityholders. Notwithstanding anything herein to the contrary, before the Parent shall not be obligated to distribute pay the Merger Consideration or the Earnout Payment until it has received the Payment Schedule.

1.9    Payment of Consideration; Surrender of Certificates.
(a)    Parent to Provide Consideration. Subject to the provisions of Section 10.3(a) relating to escrow arrangements, promptly following the Effective Time, Parent shall deliver to Acquiom Financial, LLC (the “Paying Agent”):
(i)    the Estimated Closing Consideration; provided, however, that Parent shall deliver to the Escrow Agent the portion of the Estimated Closing Consideration that comprises the Escrow Amounts otherwise deliverable to the Securityholders pursuant to Section 1.6. The Escrow Contribution shall be deemed to be contributed to the Escrow Fund with respect to each such Escrow Participant;
(ii)    the amount of the Transaction Expenses to be paid to the recipients of Transaction Expenses pursuant to Section 8.4, as set forth in the Estimated Closing Certificate; and
(iii)    the amount of the Company Debt to be paid at the Closing as set forth in each executed payoff letter.
(b)    Exchange Procedures. Prior to the Effective Time but in any event no later than five (5) Business Days after the Effective Time, the Paying Agent shall deliver a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) to each Stockholder. At the Effective Time, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate for cancellation, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(c), the holder of such Company Stock Certificate shall be entitled to have Parent (or an agent designed by Parent) in exchange therefor, deliver to the Paying Agent the consideration to which such holder is entitled pursuant to Section 1.6 (less the Escrow Contribution to be deposited into the Escrow Fund with respect to such Stockholder and less any amounts to be withheld pursuant to Section 1.6(f)), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration (including such holder’s Escrow Contribution, when payable) will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby or issuable thereunder until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
(c)    Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and, notwithstanding Section 1.6(f), that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a Person other than the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(d)    No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.10    No Further Ownership Rights in Company Capital Stock.
The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
1.11    Lost, Stolen or Destroyed Certificates.
If any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder who is the owner of such lost, stolen or destroyed Company Stock Certificates to provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including for purposes of receiving the consideration to which such Stockholder is entitled pursuant to Section 1.6 (less the Escrow Contribution to be deposited into the Escrow Fund with respect to such Stockholder).
1.12    Taking of Necessary Action; Further Action.
If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
PURCHASE PRICE ADJUSTMENT
2.1    Pre-Closing Statement.
No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a preliminary certificate (the “Pre-Closing Statement”), setting forth in reasonable detail the Company’s good faith calculation of the Closing Consideration (including all the components thereof) the (“Estimated Closing Consideration”). The Company shall consider in good faith any of Parent’s reasonable comments to such preliminary Pre-Closing Statement and the figures and calculations set forth thereon and provide any additional supporting documentation reasonably requested by Parent. At least three (3) Business Days before the Closing Date, the Company shall deliver to Parent the final Pre-Closing Statement, certified as true, correct and complete by the Company’s Chief Executive Officer for and on the Company’s behalf, in form and substance satisfactory to Parent (acting reasonably) and accompanied by documentation satisfactory to Parent (acting reasonably) for such calculations and any additional information reasonably requested by Parent. The Company shall prepare the Pre-Closing Statement in accordance with the Accounting Principles, which Pre-Closing Statement Certificate contains a calculation of the Closing Consideration as if each of its component parts were determined as of the Closing Date. Nothing in this Section 2.1, including the fact that Parent may provide comments or request changes to the preliminary Pre-Closing Statement or any of the figures or calculations set forth thereon or that Parent and the Company may agree to changes to the information or amounts on the Pre-Closing Statement, shall in any way limit the right of any Person under this Section 2.1 or Article X.
2.2    Post-Closing Statement.
Within one hundred (120) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth its good faith calculation of the Closing Consideration (including all components thereof), accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare the Post-Closing Statement in accordance with the Accounting Principles.
(a)    Review of Post-Closing Statement.
(i)    Examination. After receipt of the Post-Closing Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Parent will use commercially reasonable efforts to make available to the Stockholder Representative, the books and records of the Group, in electronic form, and the personnel of Parent and/or Parent’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Post-Closing Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Group.
(ii)    Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Post-Closing Statement by delivering to Parent a written statement setting forth the Stockholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Stockholder Representative’s disagreement therewith (the “Statement of Objections”). Any component of the Post-Closing Statement that is not disputed in a Statement of Objections shall be final and binding upon the parties to this Agreement and the Escrow Participants, and not subject to appeal. If the Stockholder Representative fails to deliver the Statement of Objections to Parent before the expiration of the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding upon the parties to this Agreement and the Escrow Participants, and not subject to appeal. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall cooperate in good faith to resolve such objections within thirty (30) calendar days after the delivery of the Statement of Objections (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholder Representative within the Resolution Period shall be set forth in a memorandum signed by both parties, which shall be final and binding upon the parties to this Agreement and the Escrow Participants, and not subject to appeal.
(iii)     Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Parent and Stockholder Representative shall appoint by mutual agreement an impartial nationally recognized independent accounting firm within their dispute resolution group or similar equivalent (the “Independent Accountant”) for review and resolution of any amounts remaining in dispute (the “Disputed Amounts”). The Independent Accountant shall act as an expert and not an arbitrator. The Independent Accountant shall make all calculations in accordance with the Accounting Principles, shall determine only the Disputed Amounts and shall only be permitted or authorized to determine an amount with respect to any such Disputed Amount within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections.
(iv)    Engagement and Fees of the Independent Accountant. Each of Parent and the Stockholder Representative shall (i) enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and otherwise cooperate with the Independent Accountant, which engagement letter shall provide that the Independent Accountant shall make all calculations in accordance with the Accounting Principles even if there is a discrepancy with GAAP, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Independent Accountant in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items, and (iii) subject to customary confidentiality and indemnity agreements, provide the Independent Accountant with access to their respective books, records, personnel and representatives and such other information as the Independent Accountant may require in order to render its determination. The Independent Accountant shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Parent and the Stockholder Representative) of the Disputed Amounts within thirty (30) calendar days after its engagement, which determination shall be final and binding upon the parties to this Agreement and the Stockholders, and not subject to appeal. The fees and expenses of the Independent Accountant shall be allocated between the Stockholder Representative (on behalf of the Stockholders and at their expense, including from the Expense Fund), on the one hand, and Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Stockholders or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. For example, if the Stockholder Representative claims the Closing Consideration is $1,000 greater than the amount determined by Parent, and Parent contests only $500 of the amount claimed by the Stockholder Representative, and if the Independent Accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Independent Accountant shall be allocated forty percent (40%) (i.e., 200 ÷ 500) to Parent and sixty percent (60%) (i.e., 300 ÷ 500) to the Stockholder Representative (for the benefit of the Stockholders).
(b)    Post-Closing Payments.
(i)    For purposes of this Agreement, “Final Closing Consideration” shall mean the Closing Consideration and each of its components, as finally determined pursuant to this Section 2.2.
(ii)    If the Final Closing Consideration is less than the Estimated Closing Consideration (the amount of such deficit, the “Adjustment Shortfall”), then on or prior to the date that is five (5) Business Days after the date that the Closing Consideration is finally determined pursuant to this Section 2.2, but in no event later than on or prior to the date that is five (5) Business Days after the Expiration Date, Parent and the Stockholder Representative shall deliver to the Escrow Agent a joint written instruction to release and deliver the Adjustment Escrow Fund (A) first, an amount of cash equal to the equal to the Adjustment Shortfall to Parent and (B) second, if the Adjustment Shortfall is less than the Adjustment Escrow Fund any then-remaining portion of the Adjustment Escrow Fund to Stockholders as Released Escrow Amounts. To the extent the Adjustment Shortfall is greater than the Adjustment Escrow, Parent shall be entitled to recover the amount of such difference (1) first, from the Indemnity Escrow Fund (and Parent and the Stockholder Representative shall deliver to the Escrow Agent a joint written instruction to release and deliver from the Indemnity Escrow Fund the amount of Indemnity Escrow Cash and number of shares of Indemnity Escrow having an aggregate value equal to such difference to Parent) and (2) second, to the extent such difference is greater than the aggregate value of the then-remaining Indemnity Escrow, directly from the Stockholders in accordance with their Pro Rata Portion.
(iii)    If the Final Closing Consideration is greater than the Estimated Closing Consideration (the amount of such surplus, the “Adjustment Surplus”), then on or prior to the date that is five (5) Business Days after the date that the Total Consideration is finally determined pursuant to this Section 2.2, (A) Parent and the Stockholder Representative shall deliver to the Escrow Agent a joint written instruction to release and deliver all remaining amounts in the Adjustment Escrow Fund to the Stockholders as Released Escrow Amounts and (B) Parent shall pay or cause to be paid to the Stockholders (including by deposit with the Paying Agent for further distribution to the Stockholders), the Adjustment Surplus payable as Released Escrow Amounts
(c)    Tax Treatment. Any payment made under this Article II, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Closing Consideration.
ARTICLE III
EARNOUT ARRANGEMENTS
3.1    Earnout Arrangements.
(a)    Earnout Generally. The parties acknowledge and agree that the Company’s annual recurring revenue is a material factor in determining the valuation of the Company by Parent. Therefore, notwithstanding any provision of this Agreement to the contrary, Parent shall pay to the Stockholders their portion of the Earnout Consideration, if any, in accordance with this Article III.
(b)    Distribution of Earnout.
(i)    If Parent delivers an Earnout Notice stating that an Earnout Payment has been earned pursuant to this Article III and Parent does not have any claims outstanding for Excess Losses, Parent shall distribute (or cause the Paying Agent to distribute) the applicable Earnout Payment set forth in the Earnout Notice to the Stockholders within ten (10) Business Days of the amount of such Earnout Payment becoming final pursuant to Section 3.3 (each, an “Earnout Payment Date”) in accordance with Section 1.9.
(ii)    If Parent delivers an Earnout Notice stating that an Earnout Payment has been earned pursuant to this Article III, and Parent has a claim or claims outstanding for Excess Losses, Parent shall distribute (or cause the Paying Agent to distribute) the Earnout Payment in excess of such claimed Excess Losses to the Stockholders in accordance with Section 1.9 as soon as practicable, and that portion of the Earnout Payment that is equal to such claimed Excess Losses may be retained by Parent (subject to Section 10.4(d)(ii)) and any such amounts in dispute shall either be (A) distributed to the

Stockholders in accordance with Section 1.9, or (B) permanently retained by Parent, as the case may be, upon resolution of such dispute in accordance with Section 10.4.
(c)    Manner of Payment. At the option of and in the sole discretion of Parent, but subject to Parent’s compliance with Section 6.1 in the case of the issuance of any shares of Parent Common Stock, any payments to be made pursuant to this Section 3.1 may be made in either one or the other or any combination of (x) cash and/or (y) that number of shares of Parent Common Stock equal to the number obtained by dividing the dollar amount of the applicable payment elected by Parent to be paid in stock at the Parent Future Stock Price.
3.2    Earnout Determination.
The amount payable in respect of the Earnout Consideration, if any, shall be as follows:
(a)    For the period beginning on the first day of the first full month following Closing (“Earnout Start Date”) and ending on the one-year anniversary of such date (the “First Earnout Period”), an amount equal to the product of (i) the quotient (expressed as a percentage) of (A) the amount by which the Total Company ARR for such period exceeds $60.86 million and (B) $30 million and (ii) $75 million, with the payment being equal to zero ($0) if Total Company ARR for such period is less than or equal to $60.86 million and equal to $75 million if Total Company ARR for such period is greater than or equal to $90.86 million (the “First Earnout Payment”).
(b)    For the period beginning on the day immediately after the one-year anniversary of the Earnout Start Date and ending on the second anniversary of the Earnout Start Date (the “Second Earnout Period”), an amount equal to the product of (i) the quotient (expressed as a percentage) of (A) the amount by which the Total Company ARR for such period exceeds $60.86 million and (B) $30 million and (ii) $75 million, with the payment being equal to zero ($0) if Total Company ARR for such period is less than or equal to $60.86 million and equal to $75 million if Total Company ARR for such period is greater than or equal to $90.86 million; provided that the Second Earnout Payment shall be reduced by the total amount of the First Earnout Payment, if any (the “Second Earnout Payment”).
(c)    For the purposes of this Section 3.2:
(i)     “Total Company ARR” shall mean the total annual recurring revenue from the sales of the Eligible Products calculated in accordance with Parent’s past practices; provided, that Parent shall assign value to any Eligible Products sold in combination with Parent’s products in good faith and with any discounts offered proportionately from both Parent’s products and the Eligible Products (using pricing for the Company’s products that is reasonably consistent with the Company’s past practices, including, if applicable, discounts given to existing customers as applied to such customer).

(ii)    “Eligible Products” shall mean the Company Products and Parent products listed on Schedule 3.2(c) prior to the Closing and any substantially similar derivatives thereof the primary function of which is social media management, including but not limited to the SKUs and any products, the primary function of which is social media management, including the code bases listed on Schedule 3.2(c).
(d)    Notwithstanding anything in this Agreement to the contrary, in no event shall the amounts payable, if any, pursuant to Section 3.2 exceed $75,000,000 in the aggregate.

3.3    Calculation of Earnout Distributions; Stockholder Representative Objections.
(a)    Earnout Distribution. Within 30 days following the end of the month in which any Earnout Period ends, Parent shall deliver to the Stockholder Representative a memorandum (an “Earnout Notice”) specifying in reasonable detail the calculation of the amount of the Earnout Payment earned pursuant to Section 3.2, (if any), and, if applicable, any proposed set off for Excess Losses in accordance with Section 3.1(b)(ii) and less the aggregate of the Residual Exercise Price. Parent agrees that it will supply any reasonably requested back up or supporting information to the Stockholder Representative or its accountants on which the Earnout Payment calculations are based; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form reasonably acceptable to Parent. If the Stockholder Representative gives written notice to Parent that such Stockholder Representative is in agreement with the Earnout Notice, then the Earnout Notice shall become final.
(b)    Stockholder Representative Objection. The Stockholder Representative shall have thirty (30) days to make an objection (in writing) to any item in an Earnout Notice, and such statement must be delivered to Parent prior to the expiration of such thirty-day (30-day) period. If no such objection has been delivered to Parent within such thirty-day (30-day) period, the Earnout Notice shall become final.
(c)    Resolution of Conflicts. At any time following delivery of an objection pursuant to Section 10.4(b), either party may elect to resolve any dispute regarding the Earnout Payment in the manner set forth in Section 10.4(c). With respect to disputes of amounts contained in the Earnout Notice, upon the final determination of such portion of the Earnout Consideration in dispute determined to be due and payable to the Stockholders in accordance with Section 10.4(c), Parent shall distribute (or cause the Paying Agent to distribute) such portion of the Earnout Consideration, if any, as so finally determined to be payable to the Stockholders not theretofore delivered as soon as practicable following such resolution.
(d)    Earnout Rights Not Transferable. No Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Consideration, other than by operation of law.
(e)    Operation of the Company. Following the Closing until the second anniversary of the Earnout Start Date, Parent shall (i) operate the Company and its Subsidiaries in good-faith and use commercially reasonable efforts to sell the Eligible Products and (ii) not take any action or refrain from taking any action with the primary intent to, or primary purpose of which is to, prevent any Earnout Payment from being achieved or paid.
3.4    Tax Treatment.
Any payment made under this Article III shall be treated for all Tax purposes as purchase price paid in exchange Company Common Stock or Company Preferred Stock (or as an adjustment to such purchase price), to the maximum extent permitted by applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Sub, on the date hereof and at the Effective Time (unless explicitly stated otherwise), subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent on the date hereof (the “Disclosure Letter”) as follows (for purposes of the Disclosure Letter, the information in each section of the Disclosure Letter shall be deemed to incorporate information disclosed in other sections of the Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure in another section that the disclosure in that section applies to the disclosure in the other section) (references to “Company” in this Article IV shall refer, wherever not inappropriate by reference to the context, to the Company and its subsidiaries):
4.1    Organization of the Company.
The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power to own its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company has made available a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 4.1 of the Disclosure Letter lists the directors and officers of the Company as of the date hereof. Except as set forth in Section 4.1 of the Disclosure Letter, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 4.1 of the Disclosure Letter also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, and (b) every state or foreign jurisdiction in which the Company has employees or facilities.
4.2    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of (i) 153,978,918 shares of Company Common Stock, of which 40,034,181 shares are issued and outstanding on the date hereof, (ii) 23,500,000 shares of Series A Preferred Stock, of which 23,487,948 shares are issued and outstanding on the date hereof, (iii) 16,240,000 shares of Series B Preferred Stock, of which 16,129,032 shares are issued and outstanding on the date hereof, (iv) 18,620,000 shares of Series C Preferred Stock, of which 18,610,421 shares are issued and outstanding on the date hereof, (v) 11,334,013 shares of Series CRM Preferred Stock, of which 11,334,013 shares are issued and outstanding on the date hereof. The Company Capital Stock is held by the Persons in the numbers of shares set forth in Section 4.2(a) of the Disclosure Letter. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with all applicable Laws, including federal and state securities Laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested. Except for the Company Stock Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-based compensation to any Person. Except as set forth in Section 4.2(b) of the Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 4.2(b)(ii) of the Disclosure Letter, there are no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of Company Capital Stock or any other securities of the Company (whether payable in cash, property or otherwise) with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 4.2(b)(iii) of the Disclosure Letter, there are no shareholder agreements or similar agreements to which the Company is a party, including any agreement relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. The Payment Schedule is complete and correct. Upon payment of the amounts set forth in the Payment Schedule, none of Parent or the Company will have any obligation to the Persons to whom any of the items set forth in Section 1.6 are owed with respect to such items. Upon payment of the Merger Consideration as provided for in this Agreement, (i) none of Parent or the Company will have any obligation to the holders of any Company Capital Stock or any calls, rights or securities convertible into Company Capital Stock or to any other purported holder of any interest in the Company Capital Stock and (ii) no present or former holder or purported holder of any Company Capital Stock or any calls, rights or securities convertible into Company Capital Stock shall have any right or claim to any capital stock of the Company or any portion of the Merger Consideration.
(b)     Section 4.2(c) of the Disclosure Letter sets forth each subsidiary of the Company, its jurisdiction of formation and the directors and officers of such subsidiary. Except for those set forth in Section 4.2(c) of the Disclosure Letter, the Company has never had any other subsidiaries. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the any Company subsidiary is a party or by which any Company subsidiary is bound obligating such subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect any Company subsidiary. Neither the Company nor any Company subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person. Neither the Company nor any Company subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.
4.3    Authority.
The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by

Stockholders entitled to vote thereon. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
4.4    No Conflict.
(a)    Except as set forth on Section 4.4(a) of the Disclosure Letter, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract to which the Company is a party, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets.
(b)    Section 4.4(b) of the Disclosure Letter identifies all consents, waivers and approvals of, and notices to, parties to any Material Contract to which the Company is a party as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under such Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
4.5    Governmental Consents.
No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal administrative agency or commission or other federal, state, county, local, international, municipal, or other foreign governmental or regulatory authority, self-regulatory entity, instrumentality, agency or commission (each, a “Governmental Authority”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, the HSR Act and any other applicable Antitrust Laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
4.6    Company Financial Statements.
(a)    Section 4.6 of the Disclosure Letter sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2022 and the related audited consolidated statements of operations, cash flow and stockholders’ equity for the twelve (12) month period then ended, (ii) the Company’s unaudited consolidated balance sheets as of December 31, 2023 and the related unaudited consolidated statements of operations, cash flow and stockholders’ equity for the twelve (12) month period then ended (the items in this clause (ii), the “2023 Unaudited Financials”) and (iii) the unaudited consolidated balance sheet as of April 30, 2024 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flow for the four (4) months period then ended and the unaudited statement stockholders’ equity as of March 31, 2024 (the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with past practices applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
(b)    The Accounts Receivable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. There has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months. Section 4.7(b) of the Disclosure Letter sets forth a list of all such Accounts Receivable that are more than thirty days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts. The Company has no Accounts Receivable from any Person which is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof. All Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2022, the Company has paid its Accounts Payable in the ordinary course of its business. The Company has no Accounts Payable from any Person that is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof.
(c)    The Company has no Company Products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.
4.7    No Undisclosed Liabilities.
The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with past practices) (“Liabilities”), other than those which individually or in the aggregate (a) are reflected in the Current Balance Sheet, or (b) have arisen in the ordinary course of business since the Balance Sheet Date in an amount that does not exceed $50,000 in the aggregate.
4.8    Internal Controls.
The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with past practices. There has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
4.9    No Changes.
Except as set forth on Section 4.9 of the Disclosure Letter, since the Balance Sheet Date, there has not been, occurred or arisen any:

(a)    amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;
(b)    capital expenditure or commitment by the Company exceeding $50,000 in the aggregate;
(c)    payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business since the Balance Sheet Date;
(d)    destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
(e)    employment dispute, or receipt of written notice of any claim, or written threat of a claim, that the Company has violated any employment Laws, including any such claims or matters raised by any Employee or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
(f)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;
(g)    adoption of or change in any material Tax election or any Tax accounting method, entering into any agreement with a Governmental Authority with respect to Taxes, settlement or compromise of any Tax claim or assessment, extension or waiver of the limitation period applicable to any material Tax claim or assessment, or filing of any amended material Tax Return;
(h)    revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable;
(i)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
(j)    hiring or termination of any Employee of the Company with a title of Senior Manager or above, request by the company that any Employee resign from the Company, promotion, demotion or other change to the employment status or title of any Employee of the Company with a title of Senior Manager or above or resignation or removal of any director of the Company, in each case, other than in the ordinary course of business;
(k)    increase in the salary or other compensation (including any bonus or equity based compensation whether payable in cash, securities or otherwise) or fringe benefits, payable or to become payable by the Company to any of its officers, directors, employees, consultants, or advisors, other than increases to salaries or cash or equity incentive opportunities made in the ordinary course of business consistent with past practice;
(l)    adoption of or entrance into by the Company any Contract for, or other commitment by the Company to pay, a severance payment or similar termination payment to any of its officers, directors, Employees, consultants, or advisors, other than in the ordinary course of business;
(m)    sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;
(n)    loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business;
(o)    incurrence by the Company of any material Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business;
(p)    waiver or release of any right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;
(q)    commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company, its affairs, or relating to any of its businesses, properties or assets, or any reasonable basis for any of the foregoing;
(r)    notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in or to the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;
(s)    issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or any securities, warrants, options or rights to purchase any of the foregoing;
(t)    (i) except for agreements with customers entered into in the ordinary course of business on the Company’s form of customer agreement, sale, lease, license or transfer to any Person of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any Person, (ii) except for licenses for Off the Shelf Software entered into in the ordinary course of business, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;

(u)    agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product;
(v)    event or condition of any character that has had, or could reasonably be expected to have, a Company Material Adverse Effect;
(w)    lease, license, sublease or other occupancy of any Leased Real Property by the Company or any alteration, amendment, modification, violation or termination of any Lease Agreements; or
(x)    agreement by the Company, or any officer on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 4.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
4.10    Tax Matters.
(a)    Tax Returns and Payments. Each of the Company and its subsidiaries has (i) prepared and timely filed all income and other material Tax Returns required to be filed with any Governmental Authority before the Closing Date (taking into account any filing extensions) and such Tax Returns are true, correct and complete, and have been prepared in accordance with applicable Law, in each case, in all material respects, and (ii) timely paid all income and other material Taxes required to be paid by the Company or any of its subsidiaries (whether or not shown on any Tax Return).
(b)    Tax Withholding. The Company and each of its subsidiaries: (i) have complied with applicable Laws in all material respects relating to the payment, reporting and withholding of or with respect to Taxes (including information reporting) and (ii) have, except for instances that would not individually or in the aggregate be material, within the time and manner prescribed by applicable Law, timely paid or withheld with respect to its Employees and other third parties, all Taxes (including U.S. federal, state, local and non-U.S. income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax amounts, and Taxes pursuant to Sections 1441, 1442, 1445 or 1446 of the Code or similar provisions under any non-U.S. Law) required to be withheld, and has timely paid over any such withheld Taxes to the appropriate Governmental Authority.
(c)    Tax Audits and Delinquencies. No material audit or examination of any Tax Return of the Company or any of its subsidiaries is presently in progress, nor has the Company been notified in writing of any request for such an audit or examination. No material adjustment relating to any Tax Return filed by the Company or any of its subsidiaries has been proposed in writing by any taxing authority to the Company. No claim has ever been made by a taxing authority in writing that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed in writing or, to the Knowledge of the Company, proposed against the Company or its subsidiaries that remains unresolved. Neither the Company nor any of its subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that remains in effect.
(d)    Reserves for Taxes. As of the date of the Current Balance Sheet, the Company and its subsidiaries did not have liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and its subsidiaries have not incurred any liability for unpaid Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.
(e)    Liens for Taxes. There are no Liens on the assets of the Company or its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable for which there are full and adequate accruals recorded on the Current Balance Sheet.
(f)    Secondary Liability for Taxes. Neither the Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar consolidated, combined or unitary group (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than a Contract entered into in the ordinary course of business no primary purpose of which relates to Taxes) nor does the Company or any of its subsidiaries owe any amount under such an agreement or arrangement, (c) material liability for the Taxes of any Person (other than the Company or one of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by operation of law, by contract or agreement, except for contracts or agreements entered into in the ordinary course of business a primary purpose of which is not related to Taxes or (d) has ever been a party to any joint venture, partnership or other arrangement treated as a partnership for Tax purposes.
(g)    Section 355 Matters. In the three years prior to the date hereof, neither the Company nor any of its subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code.
(h)    Reportable Transactions. Neither the Company nor any of its subsidiaries has engaged in a reportable transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).
(i)    Deferral of Tax Liabilities. Neither the Company nor any of its subsidiaries will be required to include any material item of income or gain or exclude any material deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (a) change in method of accounting made prior to the Closing or from the use of an improper method of accounting for a taxable period ending prior to the Closing, (b) closing agreement under Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing or (c)  income inclusion under Section 965(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign non-U.S. Tax Law).
(j)    Dual Consolidated Losses. None of the Company or its subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503(d) of the Code.
(k)    Accounting Method. The Company and its subsidiaries use, and have always used, the accrual method of accounting for Tax purposes.
(l)    Tax Jurisdiction. The Company and each of its subsidiaries is not and has never been subject to Tax in any non-U.S. jurisdiction outside of the country of its incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or being engaged in a trade or business in that country.

(m)    Tax Rulings and Elections. The Company and each of its subsidiaries (i) has not entered into or requested any arrangement or ruling with any Governmental Authority with respect to any Taxes, and (ii) is not subject to a special regime with regard to the payment of Taxes. The Company has not made any material U.S. Tax election except as disclosed in the Tax Returns filed, including for the avoidance of doubt, an entity classification election pursuant to Treasury Regulations Section 301.7701-3. The Company is and has always been classified as a “C corporation” for U.S. federal income tax purposes.
(n)    Transfer Pricing. The Company and each of its subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of the applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(o)    International Operations. No non-U.S. subsidiary of the Company (A) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a), (B) has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code or (C) has ever been engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 879 of the Code or otherwise. Neither the Company nor any of its subsidiaries is a party to a gain recognition agreement under Section 367 of the Code. Neither the Company nor any of its subsidiaries has transferred any intangible property the transfer of which was subject to the rules of Section 367(d) of the Code.
(p)    Unclaimed Property. There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its subsidiaries.
(q)    Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party covering any Employee of the Company, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. Neither the Company nor any of its subsidiaries is under any obligation to gross up any Taxes imposed on any Employee under Sections 409A or 4999 of the Code.
(r)    409A. Each Company Employee Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) subject to 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. No compensation paid by the Company has been included in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing.
(s)    Restricted Stock. No Company Capital Stock issued by the Company to any Employee as compensation for services is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

Notwithstanding any other provision of this Agreement, nothing in this Section 4.10 will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or, other than with respect to Sections 4.10(f), (i), (l), (m), and (o)(A) with respect to any liability for Taxes for any Tax period (or portion thereof) beginning on or after the Closing Date.
4.11    Restrictions on Business Activities.
Except as set forth in Section 4.11 of the Disclosure Letter, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person, including any covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any Company Products to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
4.12    Title to Properties; Absence of Liens and Encumbrances.
(a)    The Company does not own any real property, nor has the Company ever owned any real property. Section 4.12(a) of the Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and the aggregate annual rent payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
(b)    All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company could not be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement, excluding costs for removal of personal property and data cabling. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not party to any agreement that may require the payment of any real estate brokerage commissions, and the Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company expects to be able to continue to have the right to occupy the Leased Real Property through the remainder of the term of the applicable Lease Agreement.
(c)    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
4.13    Intellectual Property.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)    “AI Technology” shall mean Technology related to deep learning, machine learning, automated decision-making or artificial intelligence, including any and all software or systems that make use of or employ neural networks, statistical learning algorithms (e.g., linear and logistic regressions, support vector machines, random forests, k-means clustering), transformers, large language models, reinforcement learning or trained models.
(ii)    “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by to the Company.
(iii)    “Intellectual Property Rights” shall mean any intellectual property rights, including worldwide common law and statutory rights associated with (A) patents and patent applications of any kind (“Patents”); (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights; (C) the protection of trade and industrial secrets and confidential information; (D) logos, trademarks, trade names and service marks; and (E) domain names and web addresses; as well as any analogous rights to those set forth above.
(iv)    “Open Source” shall mean all software and other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model. Open Source includes any software and other material that is distributed under any license listed or that is substantially similar to any license listed at http://www.opensource.org/licenses.
(v)    “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
(vi)    “Technology” shall mean all tangible embodiments of Intellectual Property Rights regardless of form, including, without limitation: (A) published and unpublished works of authorship regardless of form, including computer programs in source and object code form, websites, architecture diagrams, documentation, designs, files and records; (B) inventions, discoveries and improvements (whether or not patentable); (C) proprietary and confidential information, trade secrets and know how; (D) databases, data compilations and collections and data (including technical data); (E) tools, methods and processes; and (F) any and all instantiations or embodiments of the foregoing in any form or media.

(vii)    “Training Data” shall mean any data or databases, used to train, validate, test or otherwise improve an AI Technology, including any such data that was collected or generated using web scraping, web crawling or web harvesting software or any software, service, tool or technology that turns unstructured data found on the web into machine readable, structured data that is ready for analysis.
(b)    Section 4.13(b) of the Disclosure Letter lists all Registered Intellectual Property Rights owned by the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.
(c)    Each item of Company Registered Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid, and all necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the legally recognized status of such Company Registered Intellectual Property Rights. Except as set forth on Section 4.13(c) of the Disclosure Letter, there are no legally required actions that must be taken by the Company within ninety (90) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.
(d)    The Company is the exclusive owner of all Company Intellectual Property, free and clear of any Liens. All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Surviving Corporation and/or Parent, without restriction and without payment of any kind to any third party, in each case, in substantially the same manner as such Company Intellectual Property is transferrable and licensable immediately prior to the Closing Date.
(e)    All employees and other Persons who have contributed to the development of any material Company Intellectual Property have entered into a written agreement with the Company that validly and irrevocably assigns all of their rights in such Intellectual Property Rights to the Company.
(f)    The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are or were material Company Intellectual Property, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.
(g)    The Company Intellectual Property together with the rights to Intellectual Property granted to the Company pursuant to valid, written Contracts constitute all the Intellectual Property Rights necessary to enable the Surviving Corporation to operate the business of the Company in substantially the same manner as it currently is conducted.
(h)    During the past three (3) years, the operation of the business of the Company has not infringed or misappropriated and does not infringe or misappropriate any Intellectual Property Rights of any Person. The Company has not received notice from any Person claiming that the operation of the business of the Company or any Company Product infringes or misappropriates any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any reasonable basis therefor).
(i)    Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Parent, the Surviving Corporation, the Company or any of their subsidiaries granting to any third party any right to or with respect to Intellectual Property Rights owned by, or licensed to, Parent, the Surviving Corporation, the Company, or any of their subsidiaries, (ii) Parent, the Surviving Corporation or any of their subsidiaries being bound by or subject to any exclusivity obligation, non-compete, or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
(j)    To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
(k)    The Company has taken reasonable steps to protect the Company’s rights in material confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor who is engaged by the Company to develop any material Intellectual Property Rights for the Company to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit E), and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.
(l)    No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company.
(m)    No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(n)    Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or authorized the disclosure or delivery to any escrow agent or other Person of any material source code owned by the Company (“Company Source Code”), except for disclosures to employees, consultants, and contractors pursuant to agreements that include reasonable confidentiality language that prohibits use and disclosure of such Company Source Code, except in the performances of services to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company of any Company Source Code to any third Person.

(o)    Section 4.13(o) of the Disclosure Letter lists all Open Source that has been incorporated by the Company into or linked by the Company with any Company Products (“Incorporated Open Source Software”), and the applicable license governing each item of Incorporated Open Source Software. The Company’s use and distribution of each component of Incorporated Open Source Software is in material compliance with all provisions of all applicable Open Source license agreements, including all notice and attribution requirements. The Company has not used or distributed Incorporated Open Source Software in a way that would Incorporated Open Source Software in a manner that requires any Technology in any Company Product to be subject to Open Source Obligations. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property Rights.
(p)    Section 4.13(p) of the Disclosure Letter describes (i) each item of AI Technology that is (x) used by the Company to develop material Company Intellectual Property, (y) licensed, provided, distributed or sold by the Company, or (z) included in any Company Product; and (ii) all Training Data that is material to any development or the ongoing operation or improvement of AI Technology licensed, provided, distributed or sold by the Company, or included in any Company Product. The Company is in material compliance with all license and Contract terms applicable to all AI Technology and all Training Data.
(q)    To the Knowledge of the Company, none of the Company Products contain, nor have they contained, any undisclosed “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions (in any material respects): (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, taking, appropriating, or exfiltrating any data or file without the user’s consent (collectively, “Harmful Code”). There has not been any material breakdown, malfunction, error, defect, or failure of any Systems.
4.14    Data Processing, Privacy and Security.
(a)    All currently in effect Data Processing Policies have been made available to Parent. The Company and, to the knowledge of the Company, all Persons performing services for the Company (in the case of Persons, solely relating to such Persons’ Processing of Personal Data in connection with performance of services for the Company) comply, and have at all times complied, in all material respects with all Data Processing Requirements. The Company has, and at all applicable times has had, all material rights and authorizations to Process Company Data as Processed by or for the Company as required by any applicable Data Processing Requirement. The execution and delivery of this Agreement and any Related Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any material Conflict with any applicable any applicable Data Processing Requirement.
(b)    There is no, and there has been no, action, arbitration, charge, claim, demand, inquiry, investigation, litigation, prosecution, proceeding, or suit against or to the Company relating to the Processing of Company Data, privacy, data protection, security or any Security Incident.
(c)    The Company has, for the past three (3) years, implemented, maintained, and monitored commercially reasonable plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all of the Company’s Systems, Company Products, and Company Data. To the Knowledge of the Company, the Company has remediated all “high” or “critical” severity or risk security issues or vulnerabilities identified by or to the Company. The Company has not notified, nor been required under any Data Processing Requirement to notify, any Governmental Authority or any other Person of any Security Incident.
(d)    There has been no actual or successful (i) breach, security incident, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any of the Systems or Company Products, nor (ii) accidental, unlawful, or unauthorized access to, or other Processing of, Company Data in the Company’s possession or control (each, a “Security Incident”).
4.15    Agreements, Contracts and Commitments.
(a)    Except as set forth in Section 4.15(a) of the Disclosure Letter (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
(i)    any employment agreement other than any agreement or offer letter that is terminable at-will, without prior notice and without triggering any obligation to provide additional benefits such as severance benefits, termination payments, or equity acceleration;
(ii)    any agreements with the currently active top 20 customers of Company Products by revenues generated in connection with such customers on a consolidated basis for the 12-month period ended on December 31, 2023;
(iii)    any agreements with the currently active top 20 suppliers of the Company, whether of products, services, royalty payments, Intellectual Property Rights or otherwise, by dollar volume of purchases by the Company for the 12-month period ended December 31, 2023;
(iv)    any agreement, contract or commitment to grant any severance or termination pay or benefits (in cash or otherwise, but excluding statutory notice payments and payments required by applicable Law) to any Employee of the Company;
(v)    any agreement with any Employee under which the Company has any ongoing liability which provides for the increase of benefits, or the accelerated vesting of benefits, upon the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or which provides for benefits with a value which will be calculated on the basis of any of the transactions contemplated by this Agreement (other than as required by local Law);
(vi)    any collective bargaining agreements, labor union Contracts (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contract (each a “Labor Agreement”);
(vii)    any fidelity or surety bond or completion bond;
(viii)    any lease of personal property or equipment having a value in excess of $50,000in the aggregate;

(ix)    any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty that are contained in the Company’s written agreements with its customers, vendors, consultants or contractors that have been entered into in the ordinary course of business;
(x)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 in the aggregate;
(xi)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
(xii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(xiii)    any agreement set forth in Section 4.11;
(xiv)    any agreement providing a customer with refund rights;
(xv)    any contracts, licenses and agreements to which the Company (a) grants to a third Person a license or other right in or to any material Company Intellectual Property, or (b) is granted by a third Person a license or other right in or to any material Intellectual Property Right, but excluding (i) non-disclosure agreements entered into in the ordinary course of business; (ii) non-exclusive inbound licenses for uncustomized software that is generally commercially available to the public on standard or nondiscriminatory terms, including licenses for Open Source; (iii) contracts, licenses and agreements under which the only Company Intellectual Property granted, licensed or provided by the Company is to contractors or vendors, in the ordinary course of business, for the purpose of providing products or services to the Company; (iv) Company’s contracts, licenses or agreements with its customers in the ordinary course of business that grant non-exclusive licenses to use Company Products that are term-limited or are otherwise terminable by the Company; or (v) proprietary information, confidentiality and assignment agreements with employees, consultants or contractors; or
(xvi)    any Lease Agreement.
(b)    The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any material default thereunder. Except as set forth in Section 4.15(b) of the Disclosure Letter, no Material Contract will terminate, or may be terminated by either party, solely by the passage of time or at the election of either party within 120 days after the Closing. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
4.16    Interested Party Transactions.

For the last three (3) years, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, Company Products or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.16. No Stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business to employees of the Company.
4.17    Authorization.
Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
4.18    Litigation.
Except as set forth in Section 4.18(i) of the Disclosure Letter, there is no action, suit, claim, charge, audit, review, demand, arbitration, investigation, or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. Except as set forth in Section 4.18(ii) of the Disclosure Letter, there is no investigation or audit by a Governmental Authority, arbitrator or mediator or other proceeding pending before a Governmental Authority, arbitrator or mediator or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to the DGCL to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
4.19    Minute Books.
The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.
4.20    Environmental Matters.

The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or Liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession or control concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession or control of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material Liability or corrective or remedial obligation of the Company under any Environmental Laws.
4.21    Brokers’ and Finders’ Fees.
Except as set forth in Section 4.21 of the Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 4.21 of the Disclosure Letter sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
4.22    Employee Benefit Plans and Compensation.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA. In any case, which is maintained, contributed to, or required to be contributed to, by the Company or any subsidiary thereof for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation to provide compensation and/or benefits to any Employee, but excluding (i) agreements for at-will employment, on the Company’s standard template forms, which do not require more than 30 days’ notice prior to termination of employment and do not require the Company to provide additional benefits such as severance benefits, termination payments, or equity acceleration upon termination of employment and (ii) any plan or agreement that is required under applicable Law and maintained by a Governmental Authority.
“DOL” shall mean the United States Department of Labor.
“Employee” shall mean any employee, individual consultant, independent contractor or director of the Company, or any of its subsidiaries.

“Employee Agreement” shall mean each management, employment, severance, separation, individual consulting, individual contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan or similar Contract between the Company or any subsidiary thereof and any Employee, and under which the Company or any subsidiary thereto has or may have any liability or obligation to provide compensation and/or benefits to any Employee.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each subsidiary of the Company and each other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that provides compensation and/or benefits to Employees who primarily perform services for the Company and its subsidiaries outside the United States,
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(b)    Schedule. Section 4.22(b)(1) of the Disclosure Letter contains an accurate and complete list of each material Company Employee Plan and each material Employee Agreement (other than (x) individual option agreements on substantially the form(s) set forth on Section 4.22(b)(1) of the Disclosure Letter and (y) individual offer letters and employment agreements which do not provide for severance, retention or change in control payments or benefits and which do not otherwise materially deviate from the Company’s standard forms set forth on Section 4.22(b)(l) of the Disclosure Letter). The Company has not made any plan or commitment to establish or enter into any new material Company Employee Plan or material Employee Agreement, to modify any material Company Employee Plan or material Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).
(c)    Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written administrative service agreements and group insurance contracts relating to each Company Employee Plan, (vi) all non-routine written correspondence to or from any governmental agency relating to any Company Employee Plan received or sent by the Company, (vii) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, if any, required under ERISA or the

Code, and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if any, required under ERISA or the Code.
(d)    Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws including (if applicable) ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter or opinion letter, as applicable, with respect to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan providing for health, welfare or retirement benefits can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses and for clarity, in the case of Company Employee Plans providing retirement benefits, distributions of plan assets in accordance with the terms of the Company Employee Plan). There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (in each case, other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any subsidiary thereof is subject to any material penalty or material tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(e)    No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has within the past six years maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
(f)    No Self-Insured Plans. Neither the Company nor any subsidiary thereof maintains, sponsors, participates in or contributes to any self-insured plan that provides benefits to their employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(g)    Collectively Bargained, Multiemployer and Multiple-Employer Plans. Neither the Company nor any current or past ERISA Affiliate has, in the past six years, contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any subsidiary thereof maintains, sponsors, participates in or contributes to any multiple employer plan described in Section 413 of the Code.
(h)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or requires the Company or its subsidiaries to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and the Company has not represented, promised or contracted (whether in oral or written form) to any current Employee (either individually or to Employees as a group) that such Employee would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits from the Company or its subsidiaries, except to the extent required by applicable Law.

(i)    COBRA; FMLA; CRFA; HIPAA. The Company and each subsidiary has complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of applicable Law applicable to its Employees.
(j)    Effect of Transaction. Except as set forth on Section 4.22(j) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
(k)    Employment Matters.
(i)    Employee Headcount. Section 4.22(k)(i) of the Disclosure Letter sets forth current employees of the Company, which includes, as of the date hereof and except as prohibited by applicable Law, a complete and accurate list of each such employee’s name or employee identification number, work location, title, start date, base salary or hourly wage rate (as applicable), current bonus, commission, or other and incentive compensation eligibility (including any target and maximum amounts), accrued but unused vacation, whether such employee is exempt or non-exempt for overtime purposes under applicable Law and whether the employee is on a leave and, if so, any expected return date. To the Knowledge of the Company, no Key Employee or officer of the Company intends to terminate their employment with the Company for any reason prior to the Closing.
(ii)    Independent Contractors. The Company does not currently engage any individual independent contractors individual consultants, other than the service providers listed on Section 4.22(k)(ii) of the Disclosure Letter, which list includes each service provider’s duration of engagement with the Company, location, rate of compensation, and description of services rendered to the Company.
(iii)    Continuing Employees. To the Knowledge of the Company, no Employee is a party to any confidentiality, non-competition, non-solicitation, proprietary rights or similar agreement with any other Person besides the Company or its subsidiaries that would be material to the performance of such employee’s employment duties to the Company or its subsidiaries, or the ability of the Company to conduct its business.
(iv)    Compliance with Laws. The Company is and has been within the past three years in material compliance with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and as exempt or non-exempt from overtime laws), discrimination in employment equal employment, fair employment practices, meal and rest periods, immigration status, leaves of absence, employee privacy, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i)  is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, charges, audits, grievances, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened against the Company relating to any Employee, Employee Agreement or Company Employee Plan,

including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or any other category protected by applicable Law, wage and hour, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, misclassification, interference with contract or interference with actual or prospective economic disadvantage. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree, or order with any federal, state, or local agency or governmental authority with respect to its employment practices. Except in jurisdictions that do not recognize “at-will” employment, the services provided by the Company’s and subsidiaries’ current employees is terminable at the will of the Company and its subsidiaries. To the Knowledge of the Company, the Company is not reasonably expected to be subject to material liability with respect to any misclassification by the Company of: (a) any service provider as an independent contractor, advisor, consultant or other service provider rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
(l)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company has occurred within the past three years or is pending or, to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any of its current employees and, to the Knowledge of the Company, no such activities or proceedings have occurred within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened against the Company relating to any labor matters, including any charges of unfair labor practices. To the Knowledge of the Company, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently a party to, or bound by, any Labor Agreements and no collective bargaining agreement is being negotiated by the Company. Within the past three years, neither the Company nor any subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Workers Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or similar Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar Law, or incurred any liability or obligation under the WARN Act or any similar Law that remains unsatisfied.
(m)    No Interference or Conflict. To the Knowledge of the Company, no Stockholder or current Employee of the Company is obligated under any contract or agreement with any person other than the Company or its subsidiaries or is subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of the current Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such current Employees is now bound.
4.23    Insurance.
Section 4.23 of the Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
4.24    Compliance with Laws.
(a)    The Company has materially complied with, is not in violation in any material respect of, and has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law applicable to it, its employees or its business or property.
(b)    The Company and its Affiliates (including any of their officers, directors, Employees, agents or other Person associated with or acting on their behalf) have not violated the Foreign Corrupt Practices Act of 1977, as amended or any laws of any other jurisdiction (national, state or local) where the Company operates concerning or relating to public sector or private sector bribery or corruption (the “Anti-Corruption Laws”) The Company and its affiliates (including any of their officers, directors, Employees, agents or other Person associated with or acting on their behalf) have not, directly or indirectly, (1) made, offered, promised to make or authorized any of any gift or payment of money or anything of value to Governmental Official, for purposes of (i) influencing any act or decision of any Governmental Official in their official capacity, (ii) inducing any Governmental Official to do or omit to do any act in violation of their lawful duty, (iii) securing an improper advantage or (iv) inducing any Governmental Official to use their influence improperly with a Governmental Authority to affect or influence any act or decision, in each of (i) – (iv) in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person or (2) made, offered, promised to make or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its affiliates with respect to any Anti-Corruption Laws, nor is there any known basis therefor. Neither the Company nor its affiliates have ever received an allegation, whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws. The Company and its affiliates have established and maintain compliance programs and reasonable internal controls and procedures to ensure the Company and its affiliates (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) do not violate the Anti-Corruption Laws.
(i)    For purposes of this Section 4.24(b), the term “Governmental Authority” shall also include any: (a) government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities); (b) political party; (c) royal family; or (d) public international organization (e.g., the World Bank or Red Cross) and “Governmental Official” shall mean any (a) officer, agent, or employee of a Governmental Authority, (b) person acting in an official capacity for or on behalf of a Governmental Authority, (c) candidate for government or political office, or (d) member of a royal family.

(c)    The Company has at all times conducted its export and re-export transactions in accordance with (x) all applicable U.S. import, export, and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (y) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing, (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company is in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; (v) neither the Company nor its executive officers or representatives (i) is or has been identified in or is owned or controlled by anyone identified in, any applicable sanctions-related list of designated Persons, including, without limitation, those administered by any U.S. Governmental Authority (including the Office of Foreign Assets Control), the United Nations Security Council, the European Union or His Majesty’s Treasury (“Sanctioned Person”) or (ii) has transacted business with any Sanctioned Person or in, or with anyone located in, ordinarily resident in, or owned or controlled by anyone located in or ordinarily resident in, a country or territory which is itself the subject or target of any country-wide or territory-wide sanctions laws (as of the date hereof, Cuba, Iran, North Korea, Syria, and sanctioned regions of Ukraine, currently Crimea, Donetsk, Kherson, Luhansk, and Zaporizhzhia); and (vi) Section 4.24(b) of the Disclosure Letter sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.
4.25    Bank Accounts, Letters of Credit and Powers of Attorney.
Section 4.25 of the Disclosure Letter lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 4.25 of the Disclosure Letter.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB
Each of Parent and Sub hereby represents and warrants to the Company as follows:
5.1    Organization, Standing and Power.

Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would not have a material adverse effect on Parent’s or Sub’s ability to consummate the transactions contemplated by this agreement.
5.2    Authority.
Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
5.3    Consents.
No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Parent’s or Sub’s ability to consummate the transactions contemplated by this agreement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the required filings under the HSR Act and any other applicable Antitrust Laws, and (d) any required filings under applicable Foreign Investment Laws.
5.4    No Conflict.
The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 5.3, any material Laws applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible).
5.5    Brokers’ and Finders’ Fees.
Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
5.6    Parent SEC Documents.

All reports, schedules, forms, statements and other documents (including financial statements and exhibits) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since January 1, 2021 (the “Parent SEC Documents”) have been filed (or, to the extent permitted by applicable Law, furnished) by or on behalf of Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of the NYSE, each as in effect on the date such Parent SEC Document was filed; and (ii) none of the Parent SEC Documents (including any financial statements included or incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
5.7    Parent Common Stock.
All shares of Parent Common Stock that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
ARTICLE VI
AGREEMENTS PERTAINING TO PARENT COMMON STOCK
6.1    Registration Statement.
Parent shall use its reasonable best efforts to file, within five (5) Business Days after any Earnout Payment Date or the settlement date of the Incentive Awards in which shares of Parent Common Stock are issued as Earnout Consideration or in settlement of Incentive Awards (“Consideration Shares”), either a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act covering the resale to the public by the Persons receiving shares of Parent Common Stock representing Earnout Consideration or in settlement of Incentive Awards (the “Consideration Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”). Parent shall use commercially reasonable efforts to cause the Consideration Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable and use its commercially reasonable efforts to assist the persons receiving Consideration Shares in allowing sales of such Consideration Shares to occur pursuant to the Consideration Registration Statement. Parent shall cause the Consideration Registration Statement to remain available for use until one (1) year after the date of issuance of the Consideration Shares to which the Consideration Registration Statement relates. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 6.1 including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Consideration Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the persons receiving Consideration Shares in connection with sales under the Consideration Registration Statement, and (ii) the fees and expenses of any accountants or attorneys retained by the persons receiving Consideration Shares other than fees and related disbursements of up to $10,000 for one counsel selected by a majority in interest of the persons receiving Consideration Shares.

6.2    Unaccredited Securityholders.
If Parent reasonably believes that any Person who would otherwise receive Consideration Shares is not an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, Parent may elect to pay amounts due to such Person in solely in cash.
6.3    No Fractional Shares.
No fraction of a share of Parent Common Stock will be issued pursuant to this Agreement. Any persons entitled to receive Consideration Shares who, after aggregating all fractional shares of Parent Common Stock to be received by them, would otherwise be entitled to a fraction of a share of Parent Common Stock, shall instead be entitled to receive that whole number of shares of Parent Common Stock rounded down to the nearest whole share.
6.4    Restrictions on Parent Common Stock; Effect on Transferees.
(a)    Restrictions on Transfer. Prior to the effectiveness of the Consideration Registration Statement, each recipient of Consideration Shares under this Agreement and every transferee or assignee of any shares of Parent Common Stock from a recipient of Consideration Shares or any transferee or assignee of any such Person shall be bound by and subject to the terms and conditions of this Article VI and the transfer and other restrictions, and other terms and conditions set forth in this Agreement, and Parent may require, as a condition precedent to the transfer of any shares of Parent Common Stock to subject to this Article VI and the transfer and other cancellation, forfeiture, restrictions, and other terms and conditions set forth in this Agreement, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article VI and the transfer and other restrictions, vesting criteria, and other terms and conditions set forth in this Agreement.
(b)    Stop Transfer Instructions. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop transfer” instructions to its transfer agent, if any, and if Parent transfers its own securities, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Joinder Agreement or (b) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been so transferred.
(c)    Legends. Prior to the effectiveness of the Consideration Registration Statement, each book entry security entitlement representing any shares of Parent Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any recipient of Consideration Shares in accordance with the terms this Agreement shall bear the following legends (in addition to any other legends required by law, Parent’s bylaws or any other agreement to which such recipient of Consideration Shares is a party):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR

EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
ARTICLE VII CONDUCT PRIOR TO THE EFFECTIVE TIME
7.1    Conduct of Business of the Company.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to the restrictions below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable Law, and except as expressly set forth in Section 7.1 of the Disclosure Letter, the Company shall not, and shall cause the subsidiaries of the Company not to, without the prior consent of Parent, from and after the date of this Agreement:
(a)    cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company;
(b)    incur any expenditures or enter into any commitment or transaction exceeding $50,000 in the aggregate or any commitment or transaction of the type described in Section 4.9 hereof (other than in the ordinary course of business consistent with past practice);
(c)    pay, discharge, waive or satisfy, any indebtedness for borrowed money;
(d)    except in the ordinary course of business consistent with past practice, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $50,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
(e)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

(f)    make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any material amended Tax Return;
(g)    revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable other than in the ordinary course of business consistent with past practice;
(h)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
(i)    (i) increase the salary or other compensation (including equity based compensation whether payable in securities or cash or otherwise) payable or to become payable to any officer of the Company or any other Employee, other than increase to wages and target cash incentive compensation in the ordinary course of business or (ii) commit to pay (whether in cash, equity or otherwise) a severance payment, or termination payment or transaction payment to any such Person, except, in each case, payments made pursuant Employee Agreements, Company Employee Plans or other written agreements outstanding on the date hereof and disclosed in the Disclosure Letter;
(j)    sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible, but excluding Intellectual Property Rights), including the sale of any Accounts Receivable, except in the ordinary course of business and consistent with past practices;
(k)    make any loan to any Person (other than any tax-qualified retirement plan) or purchase debt securities of any Person or amend the terms of any outstanding loan agreement other than advances for expenses to service providers of the Company consistent with past practices;
(l)    incur any material Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities, or guarantee any debt securities of any Person;
(m)    waive or release any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;
(n)    commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;
(o)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and repurchases of Company Capital Stock issued pursuant to the exercise of Company Options in accordance with the terms of the applicable Company Equity Plan(s) and option agreement(s);

(p)    (i) except standard end user licenses and software-as-a-service agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) purchase or license any Intellectual Property Rights or enter into any new agreement or modify any existing agreement with respect to the Technology or Intellectual Property Rights of any Person, (iii) enter into any new agreement or modify any existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;
(q)    enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development, or similar rights of any type or scope with respect to any Company Product, in each case excluding modifications or amendments in the ordinary course of business;
(r)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
(s)    amend or otherwise modify (or agree to do so), or violate the terms of, in any material respect, any of the Material Contracts, in each case excluding modifications or amendments in the ordinary course of business;
(t)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than Intellectual Property Rights) which are material, individually or in the aggregate, to the business of the Company;
(u)    (i) adopt or amend any Company Employee Plan, except (x) as contemplated by this Agreement, (y) entrances into offer letters and employment or consulting agreements on substantially the forms set forth on Section 4.22(b)(i) of the Disclosure Letter in the ordinary course of business consistent with past practice that do not provide for any equity-based compensation, and (z) amendments required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law; or (ii) pay or agree to pay any special bonus or special remuneration of, to any Employee except for (x) payments contemplated in this Agreement, or (y) payments made pursuant to Employee Agreements, Company Employee Plans or other written agreements outstanding on the date hereof;
(v)    enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
(w)    except as set forth in Section 7.1(w) of the Disclosure Letter, hire, promote, demote or terminate (other than for cause) any Employees, or request any Employees to resign from the Company;

(x)    except in cooperation with Parent or in substantial compliance with guidelines provided by Parent, make any representations or issue any communications (including electronic communications) to Employees regarding any benefits of the transactions contemplated by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;
(y)    alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(z)    cancel, amend or renew any insurance policy except in the ordinary course of business consistent with past practice; or
(aa)    take, or agree in writing or otherwise to take, any of the actions described in Sections 7.1(a) through 7.1(z) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.
Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 7.1 and after written notification by the Company that such action will constitute a breach of a representation or warranty set forth in Article IV, or that is disclosed in Section 7.1 of the Disclosure Letter, in each case that causes any representation and warranty set forth in Article IV, as modified by the Disclosure Letter, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty, but only to the extent specifically set forth in the written notification provided by the Company.
7.2    No Solicitation.
Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of Section 12.1, the Company shall not, and shall neither authorize or permit its directors, officers, employees, shareholders, affiliates, representatives, agents and advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from any Person other than Parent regarding any Competing Transaction, (ii) participate in any discussions or negotiations regarding any Competing Transaction with any Person other than Parent, or (iii) furnish to any person other than Parent any information for the purposes of formulating any inquiry, proposal or offer regarding a Competing Transaction. The preceding sentence shall not prohibit the Company from providing to its business affiliates, customers and potential customers information of the nature typically provided in connection with potential commercial transactions in the ordinary course of business consistent with past practice to the extent that it is reasonably expected that the provision of such information will not lead to a Competing Transaction or any inquiry, proposal or offer with respect thereto. The Company agrees that any discussions or negotiations regarding any Competing Transaction (other than discussions or negotiations with Parent) in progress as of the date hereof will be suspended during such period, and that Parent will not accept or enter into any agreement, arrangement or understanding regarding any Competing Transaction with any party other than Parent during such period. If the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 12.1, any offer, proposal, or request, directly or indirectly, of a Competing Transaction, or any request for disclosure or access as referenced in clause (iii) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company. If this Agreement is terminated as a result of a breach by the Company or its Stockholders of this Section 7.2, the Company will pay to Parent Parent’s documented out of pocket costs and expenses related to the transactions contemplated by this Agreement,
ARTICLE VIII

ADDITIONAL AGREEMENTS
8.1    Stockholder Approval.
(a)    Promptly following the execution of this Agreement, the Company shall deliver notice of the approval of the Merger and the other actions approved by written consent of the stockholders of the Company, pursuant to the applicable provisions of the DGCL and the Company’s Charter Documents (the “Stockholder Notice”) to, and solicit the written consent from, all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Capital Stock pursuant to the DGCL, and shall promptly inform Parent of the date on which such Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with the DGCL. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the other transactions contemplated hereby, nor its unanimous recommendation to the Stockholders to vote in favor of adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby. Company shall promptly deliver a copy of each executed written consent upon receipt thereof from any Stockholder pursuant to any solicitation.
(b)    Any materials to be submitted to the stockholders of the Company in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”), shall be subject to reasonable review and approval by Parent. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion. The Company and Parent shall promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided that Parent shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Parent or Sub for the express purposes of including in such Soliciting Materials.

8.2    Access to Information.
The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon reasonable written request. No information or knowledge obtained in any investigation pursuant to this Section 8.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
8.3    Confidentiality.
Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Mutual Confidentiality and Non-Disclosure Agreement between Parent and the Company, dated October 30, 2023 (the “Confidential Disclosure Agreement”). Notwithstanding anything herein or in the Confidential Disclosure Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Stockholder Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
8.4    Expenses.
Whether or not the Merger is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including, in the case of the Company, any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 8.6 and the cost of the Tail Policy) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, in the case of the Company, (i) all bonuses, change of control bonuses, amounts payable to Employees in respect of Promised Options and similar payments payable by the Company, all severance and other employment compensation incurred prior to or solely as a result of the Closing (but excluding, for clarity, any ordinary course payroll expenses for the pay period during which the Closing occurs and any severance or similar payments payable due to a termination of employment initiated or directed by Parent) and (ii) the employer portion of any payroll, employment or similar Taxes imposed on the Company or its subsidiaries with respect to the amounts in the foregoing clause (i) (the Taxes in this clause (ii), the “Transaction Payroll Taxes” and collectively the “Transaction Expenses”), shall be the obligation of the respective party incurring such fees and expenses. At least five (5) Business Days prior to the Closing Date, the Company shall provide to Parent invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Transaction Expenses. Prior to the Closing, the Company shall provide Parent with a duly and validly executed IRS Form W-9 (or Form W-8 BEN, in the case of non-U.S. Persons) from each recipient of payment of Transaction Expenses or Company Debt.

8.5    Public Disclosure.
Except as may be required to comply with the requirements of any applicable Law, neither the Company and its Stockholders, nor their respective agents, representatives or advisors shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably conditioned, withheld or delayed) of Parent and the Company. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, (i) the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof and (ii) Stockholders shall be free to discuss any details of the Transactions after and solely to the extent they are already made public.
8.6    Consents.
The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. If, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Transaction Expenses under Section 8.4.
8.7    Additional Documents and Further Assurances; Reasonable Efforts.
(a)    Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
(b)    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
(c)    The parties will as soon as reasonably practical after the date hereof, but in no event later than ten (10) Business Days after the date of this Agreement, file Notification and Report forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) and, as soon as reasonably practicable after the date hereof, any similar pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by any other applicable Antitrust Laws and Foreign Investment Laws. Each of Parent and the Company shall (i) supply any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other jurisdiction under any other applicable Antitrust Laws and Foreign Investment Laws, and (ii) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws and Foreign Investment Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws and Foreign Investment Laws applicable to the Merger as soon as practicable; provided, however, Parent shall not be obligated to take or offer to take any of the following actions on behalf of or with respect to Parent, the Company or their respective subsidiaries or affiliates to remedy any concerns that any Governmental Authority may have to the Merger or any other transaction contemplated by this Agreement: (i) proffering and consenting to any Law providing for the sale or other disposition, or the holding separate, of any assets, categories of assets or lines of business; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements; or (iv) proffering and consenting to any other restriction, prohibition or limitation. Parent shall have no obligation to defend or otherwise contest any proceeding brought by any Governmental Authority in connection with the HSR Act or any other applicable antitrust or competition laws or under Foreign Investment Laws or seek to have vacated, lifted, reversed or overturned any governmental order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.
(d)    Each of the Company and Parent shall not, and shall not permit their respective subsidiaries or affiliates to, take any action or enter into any transaction, the effect of which would reasonably be expected to materially impair, delay or prevent any required approvals, or expiration of the waiting period, under the Antitrust Laws and Foreign Investment Laws. Notwithstanding the foregoing, nothing in this Section 8.7 shall be construed to prevent Parent from taking any action in connection with or related to any merger, consolidation or similar change of control transaction or capital raising transaction with or involving Parent.
(e)    Each of Parent and the Company shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If Parent, the Company or any of their respective affiliates shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws and Foreign Investment Laws, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, each of the parties to this Agreement shall (i) give each other reasonable advance notice of all meetings or telephone or video conference with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings or conferences, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications and filings to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all substantive deliberations, meetings, conferences, communications and filings with respect to any Governmental Authority regarding the Merger. Any such disclosures, rights to participate or provisions of information or documents by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as reasonably appropriate to protect confidential business information, and materials may be redacted as necessary to comply with contractual arrangements, maintain legal privileges, or remove references concerning valuation. All filing fees in connection with filings required by Antitrust Laws and Foreign Investment Laws shall be borne by Parent. The parties shall consult with each other to determine whether at any point in time it may be advisable to, with respect to the Merger, commit to or agree with any Governmental Authority to (i) stay, toll or extend any applicable waiting period under Antitrust Laws and Foreign Investment Laws, (ii) pull and refile under the HSR Act, (iii) not consummate Merger or the transactions contemplated by this Agreement for any period of time or (iv) enter into any timing agreement; provided, however, that Parent shall have the authority (subject to Parent (x) considering in good faith the views of the Company and (y) Parent’s obligations contained in this Section 6.7(d)) to make the final decision with respect to any such commitment or agreement, and the Company shall not make any such commitment or agreement without the express written consent of Parent.
8.8    Tax Matters.
(a)    Tax Returns Filed Before Closing. The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company or any of its subsidiaries required to be filed on or before the Closing Date (taking into account valid extensions thereto). Such Tax Returns shall be prepared in accordance with past practices, except to the extent required by applicable Law. The Company shall provide Parent with a copy of any such Tax Return that is an income or other material Tax Return for Parent’s review and comment no less than twenty (20) days prior to the filing due date (taking into account valid extensions thereto) for such Tax Return or, if such Tax Return is due within twenty (20) days hereof, as soon as reasonably practicable. The Company shall consider in good faith any reasonable comments to such Tax Returns that Parent submits to the Company no less than five (5) days prior to the due date of such Tax Return.
(b)    Returns for Pre-Closing Tax Periods to be Filed After Closing. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company or any of its subsidiaries with respect to a Pre-Closing Tax Period (or portions thereof) first required to be filed after the Closing Date. To the extent such Tax Returns include any Pre-Closing Tax Period, such Returns shall be prepared in accordance with the past practices of the Company, except to the extent required by applicable Law. Any such Tax Return that is an income or other material Tax Return shall be submitted by Parent to the Stockholder Representative for the Stockholder Representative’s review and comment no less than twenty (20) days prior to the filing due date (taking into account valid extensions thereto) for such Tax Return. Parent shall consider in good faith any reasonable comments to such Tax Returns that the Stockholder Representative submits to Parent no less than five (5) days prior to the due date of such Tax Return.
(c)    Straddle Tax Period. For purposes of allocating Taxes where necessary under this Agreement, in the case of any Straddle Tax Period, (A) the amount of any Taxes based upon or measured by income, gain, receipts, proceeds, profits or other similar items or other Taxes not described in (B) that is attributable to the Pre-Closing Tax Period will be based on an interim closing of the books as of the end of the Closing Date, and (B) the amount of any real property, personal property and similar ad valorem Taxes will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period.
(d)    Cooperation.    Parent and the Stockholder Representative, on behalf of the Stockholders, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Tax Returns of or with respect to the Company, its subsidiaries or operations, and (ii) any audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company, its subsidiaries or its operations (a “Tax Contest”). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(e)    Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company or any of its subsidiaries is a party or by which it is bound (other than pursuant to any commercial Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) shall be terminated as of the Closing Date, and neither the Company nor any of its subsidiaries shall have any liability or obligation pursuant thereto.
(f)    Tax Contests. Parent agrees to give reasonably prompt written notice to the Stockholder Representative of the receipt of any notice by the Company, Parent or any of Parent’s Affiliates regarding any Tax Contest with respect to any Pre-Closing Tax Period. Parent shall control the conduct and resolution of such Tax Contest; provided that, Parent shall (i) keep the Stockholder Representative reasonably informed of all material developments (including by providing copies of any correspondence with a Governmental Authority) on a timely basis, (ii) consider any reasonable input provided by the Stockholder Representative in good faith and (iii) diligently defend such Tax Contest in good faith. If Parent settles or compromises such Tax Contest without the prior written consent of the Stockholder Representative, the terms of such settlement or compromise shall not be determinative of the existence or amount of the indemnification obligations of the Stockholders hereunder with respect to such Tax Contest. The provisions of this Section 8.8(f) shall be applicable with regard to any Tax Contest notwithstanding anything in Article X to the contrary.
(g)    Post-Closing Tax Actions.
(i)    Following the Closing, except as required by applicable Law, without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld), Parent shall not, and shall cause the Company not to: (a) amend any Tax Return relating to any Pre-Closing Tax Period or file any new Tax Return for a Pre-Closing Tax Period (other than a Straddle Period) in a jurisdiction where the Company and its subsidiaries have not historically filed Tax Returns, or (b) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of the Company (including any election under Sections 338 or 336 of the Code or any corresponding provision of state, local or non-U.S. Tax Law).
(ii)    Following the Closing, Parent shall provide Stockholder Representative with advance notice of fifteen (15) days before, (a) engaging in any voluntary disclosure or similar process, or initiating communications with any Governmental Authority, with respect to Taxes of the Company or any of its subsidiaries for a Pre-Closing Tax Period (except any disclosure described in Section 8.8(j)), or (b) extending or waiving, or causing to be extended or waived, or permitting the

Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency of the Company or any of its subsidiaries related to a Pre-Closing Tax Period. Parent shall consider in good faith any timely, reasonable comments provided by Stockholder Representative with respect to such action.
(h)    Tax Refunds. Any Tax refund, credit or similar benefit of the Company relating to a Pre-Closing Tax Period ending on the Closing Date, other than any amount attributable to the utilization of any net operating loss, tax credit or other tax attributes of Parent or its Affiliates (other than the Company and its subsidiaries), whenever arising, or of the Company or any of its subsidiaries, to the extent arising after the Closing Date (a “Tax Refund”) shall be for the sole benefit of the Stockholders. To the extent that the Parent or any of its Affiliates (including the Company and its subsidiaries) receives or utilizes any Tax Refund, Parent shall pay (or cause the Company to pay) to the Paying Agent (on behalf of the Stockholders) such Tax Refund, net of any costs, expenses or Taxes incurred in receiving or utilizing such Tax Refund, within ten (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. Parent and its Affiliates shall, and shall cause the Company to, at the Stockholder Representative’s expense, take any actions reasonably requested by the Stockholder Representative to file for and obtain any Tax Refund set forth on Section 8.8(h) of the Disclosure Letter.
(i)    Transaction Tax Deductions. For all purposes of this Agreement, the parties hereto agree that the Transaction Tax Deductions shall be reported as deductible for Income Tax purposes in a Pre-Closing Tax Period to the extent permitted by Law at a “more likely than not” (or greater) level of comfort.
(j)    Section 382 Study. On or prior to the Closing Date, the Company shall cause an independent tax accounting firm of national standing to prepare, at the Company’s expense, an analysis of any limitation existing under Sections 382 or 383 of the Code with respect to the Company and its subsidiaries’ ability to utilize net operating losses or other tax attributes of the Company and its subsidiaries to offset taxable income or taxes, as applicable, on Tax Returns filed by the Company or its subsidiaries in the Pre-Closing Tax Period (such analysis, the “Section 382 Study”). If the Section 382 Study concludes that such a limitation existed for any Pre-Closing Tax Period, the Company shall cause to be computed the amount of additional Taxes, if any, that would have been shown as due on any Tax Returns filed by the Company or its subsidiaries in the Pre-Closing Tax Period if such limitation had been reflected in the preparation of such Tax Returns (such additional Taxes, if any, the “Section 382 Tax Amount”).
(k)    Canadian VDA. Unless otherwise mutually agreed by the parties in writing, within one hundred eighty (180) days of the Closing Date, Parent shall deliver a draft voluntary disclosure submission (such submission, the “Canadian VDA”, and the processes and proceedings relating the resolution of the matters described in the Canadian VDA, the “Canadian VDA Proceeding”) with respect to the Company’s and its subsidiaries’ historical Canadian goods and services tax and harmonized sales tax exposures for Pre-Closing Tax Periods (the “GST/HST Exposure”) to the Stockholder Representative for review and comment. Parent shall consider in good faith any reasonable comments provided by the Stockholder Representative in the Canadian VDA within thirty (30) days of such delivery. With respect to the prosecution of the Canadian VDA Proceeding, Parent shall (i) keep the Stockholder Representative reasonably informed of all material developments on a timely basis, (ii) consider any reasonable input provided by the Stockholder Representative in good faith and (iii) diligently prosecute the Canadian VDA Proceeding. Subject to and in accordance with Section 10.3(b)(ii), any amounts remaining in the Tax Indemnity Escrow Fund shall be released to the Stockholders on the Tax Indemnity Escrow Expiration Date. For purposes of this Agreement, the “Tax Indemnity Escrow Expiration Date” means the earlier of (i) the date of final resolution of all Canadian VDA Proceedings (provided no Tax Contest with respect to the GST/HST Exposure is in progress at the time of such final resolution), and (ii) the date of final resolution of any Tax Contest with any Canadian taxing authority with respect to the GST/HST Exposure; provided, however, that if no such Canadian VDA Proceeding or Tax Contest is ongoing on the date that is five years after the Closing Date, the Tax Indemnity Escrow Expiration Date shall be such date.
8.9    Section 280G.
If any “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company may receive any payments and/or benefits that, separately or in the aggregate, would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code in connection with the transactions contemplated by this Agreement (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and comment by Parent, which such comments shall be considered by the Company in good faith), then (i) the Company shall obtain from such disqualified individual a waiver of his or her rights to receive or retain such payments or benefits, to the extent necessary so that no such payment or benefit received or retained by the disqualified individual shall be an “excess parachute payment” within the meaning of Section 280G of the Code, and (ii) the Company shall submit to the holders of Company Capital Stock of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Company Capital Stock of the Company as is required by Section 280G(b)(5)(B) of the Code, any such waived payments and benefits. To the extent that any agreement is entered into by Parent or any of its subsidiaries (excluding, for clarity, the Company and the Company’s subsidiaries) and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date (each, a “Parent Arrangement”), Parent shall provide a copy of such Parent Arrangement (or a summary of the material terms thereof) to the Company no later than ten days prior to the Closing Date and shall cooperate with the Company in good faith such that the Company may calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could constitute Section 280G Payments. If Parent breaches the preceding sentence with respect to any Parent Arrangement or provides inaccurate or incomplete information or amounts with respect to any Parent Arrangement, then the Company’s compliance with this Section 8.9 shall be determined without regard to such Parent Arrangement. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the holders of Company Capital Stock of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder with respect to any waived payments or benefits and either (i) the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the vote of holders of Company Capital Stock (the “280G Stockholder Approval”), or (ii) the 280G Stockholder Approval was not obtained and as a consequence, such waived payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the applicable disqualified individuals prior to the vote of holders of Company Capital Stock (the “280G Stockholder Rejection”).
8.10    Notification of Certain Matters.
Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time (as though given on or as of the Effective Time), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 8.10 shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
8.11    Indemnification of Officers and Directors.
(a)     From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, to the fullest extent permitted by applicable Law, the Surviving Corporation shall indemnify and hold harmless each director and officer of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) against any and all claims, liabilities, losses, costs and expenses (which shall be advanced as they are incurred) imposed upon or incurred in connection with or arising out of such D&O Indemnified Person being or serving as a director or officer of the Company or otherwise in connection with any action taken or not taken at the request of the Company prior to the Effective Time.
(b)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current Policy”) for the D&O Indemnified Persons (the “Tail Policy”). The Company shall be responsible for the cost of the Tail Policy and such amount shall be deemed a Transaction Expense under Section 8.4. The Tail Policy purchased by the Company shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current Policy. For the period of six (6) years from and after the Effective Time, the Surviving Corporation shall not cancel or amend the Tail Policy.
8.12    Incentive Pool.
As soon as practicable following the Effective Time, Parent shall grant awards under a bonus program (collectively, the “Incentive Awards”) with an aggregate value equal to $20 million to the Persons and in the amounts set forth on Schedule 8.12(a). The Incentive Awards shall be subject to such terms and conditions as determined by Parent as set forth in an award agreement evidencing the applicable Incentive Award (each an “Award Agreement”), the form of which shall be subject to the Company’s prior review and comment, which comments shall be considered in good faith. Each such Award Agreement shall provide that the Incentive Awards (1) may be settled in cash or in Parent Common Stock at the sole discretion of Parent, (2) shall be scheduled to vest in full on the first anniversary of the Closing Date, subject (for holders other than the holders identified on Schedule 8.12(b)) to the holder of such Incentive Awards continuing to provide service through the vesting date, and shall be settled as soon as reasonably practicable following the vesting date, but in any event not later than thirty days thereafter (the “Settlement Date”). Notwithstanding the foregoing, a holder of an Incentive Awards (A) whose service to the Company is terminated by the Company without Cause (as defined in Parent’s Change of Control and Severance Policy) or who resigns for Good Reason shall remain entitled to his or her Incentive Award to the same extent as if such Person has continued to provide services through the vesting date, or (B) who is listed on Schedule 8.12(b) shall not be subject to any continued service requirement and, in all cases, shall remain entitled to his or her Incentive Award without regard to any otherwise-applicable continued service requirements.

8.13    Post-Closing Employee Matters.
(a)    During the period commencing on the Closing Date and ending on December 31, 2024 (or if earlier, the date of the Continuing Employee’s termination of employment with the Company), Parent shall and shall cause its subsidiaries (including, after the Closing, the Surviving Company and its subsidiaries) to provide each Continuing Employee with (i) a base salary or hourly wages which are no less than those provided to such Continuing Employee immediately prior to the Closing; (ii) target bonus and other target cash incentive opportunities (excluding equity-based compensation) which are no less than the target bonus and other target cash incentive opportunities (excluding equity-based compensation) provided to such Continuing Employee immediately prior to the Closing; and (iii) retirement severance, health, welfare and other employee benefits that are no less favorable in the aggregate than those provided to such similarly-situated employees of Parent and its subsidiaries.
(b)    For purposes of determining eligibility, vesting, participation and benefit accrual under Parent’s and its Affiliates’ plans and programs providing employee benefits (including, without limitation, severance) to Continuing Employees after the Closing Date (the “Parent Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its subsidiaries (and their respective predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under Company Employee Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent shall and shall cause its subsidiaries (i) to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans; and (ii) to cause, with respect to each Parent Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits, the waiver of all pre-existing condition exclusions and actively-at-work requirements for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Employee Plans); and (iii) to use commercially reasonable efforts to cause any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Company Employee Plans prior to the Closing).
(c)    Effective not later than the Closing Date, Parent or one of its subsidiaries shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Parent 401(k) Plan”). Each Continuing Employee participating in a Company 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding Parent 401(k) Plan as of the Closing Date, and each Continuing Employee who would have become eligible to participate in the Company 401(k) Plan shall become a participant in the Parent 401(k) Plan no later than such time as he or she would have become eligible to participate in the Company 401(k) Plan. Parent agrees to cause the Parent 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Parent 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans) under the Company 401(k) Plan in which such Continuing Employee participated prior to the Closing if such Company 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable law in connection therewith.

(d)    Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent Parent or its subsidiaries from terminating any Continuing Employee at any time following the Closing; (ii) constitute an amendment or modification of any Company Employee Plan, Parent Benefit Plan or employee benefit plan; or (iii) create any third party rights in any Continuing Employee (including any beneficiary or dependent thereof); or (iv) obligate Parent or any of its subsidiaries to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer or any of its subsidiaries from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
8.14    Promised Option Waivers.
(e)     Prior to the Closing, the Company shall use its reasonable best efforts to obtain a waiver, in form and substance reasonably satisfactory to Parent, from each holder of a Promised Option in respect of such Promised Options in exchange for a cash payment.
ARTICLE IX

CONDITIONS TO THE MERGER
9.1    Conditions to Obligations of Each Party to Effect the Merger.
The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
(b)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
(c)    Governmental Approval. Receipt of approvals from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement by Parent and the Company shall have been timely obtained.
9.2    Conditions to the Obligations of Parent and Sub.
The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement other than the Fundamental Representations shall be true and correct on and as of the date of this Agreement and as of the Effective Time (it being understand that all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded) as though made on and as of the Effective Time, except to the extent expressly made as of a specified date, in which case as of such date except to the extent that such failure for the representations and warranties to be true and correct would not, individually or in the aggregate, result in a Company Material Adverse Effect, (ii) each of the Fundamental Representations (other those set forth in Section 4.2 (Company Capital Structure)) shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time as though made on and as of the Effective Time, except to the extent expressly made as of a specified date, in which case as of such date, except to the extent expressly made as of a specified date, in which case as of such date, (iii) the representations and warranties set forth Section 4.2 (Company Capital Structure) shall be true and correct in all but de minimis respects on and as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time as though made on and as of the Effective Time, except to the extent expressly made as of a specified date, in which case as of such date, except to the extent expressly made as of a specified date, in which case as of such date, and (iv) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
(b)    Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
(c)    Payoff Letters; Release of Liens. Parent shall have received from the Company payoff letters in a form reasonably acceptable to Parent with respect to any and all Company Debt. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens, if any.
(d)    No Material Adverse Effect. There shall not have occurred and be continuing any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect since the date of this Agreement.
(e)    Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.
(f)    Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in this Section 9.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
(g)    Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
(h)    Certificates of Good Standing. Parent shall have received (i) a long form certificate of good standing of the Company from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.

(i)    FIRPTA Certificate. Parent shall have received a copy of a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.
(j)    Employees. Each of the Key Employees (i) shall have executed an Offer Letter, with Parent or the Surviving Corporation on or prior to the date hereof and shall not have rescinded such Offer Letter, (ii) shall still be employees of the Company or its subsidiaries immediately before the Effective Time, (iii) shall not have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company within the twelve (12) months following the Effective Time and (iv) shall have executed an employee proprietary information and inventions agreement with Parent or the Surviving Corporation, as determined by Parent (the “PIIA”), and such PIIA shall not have been rescinded by such Key Employee as of the Effective Time. Each of the Founders shall have executed a Non-Competition Agreement and such Non-Competition Agreement shall be in full force and effect as of the Effective Time.
(k)    Stockholder Approval. Stockholders constituting the at least 92.5% of the shares of outstanding Company capital stock shall have approved this Agreement, the Merger and the transactions contemplated hereby, including the appointment of the Stockholder Representative.
(l)    Joinder Agreements. Parent shall have received duly and validly executed Joinder Agreements from Stockholders holding of 92.5% of the shares of outstanding Company capital stock and such agreements shall be in full force and effect as of the Effective Time.
(m)    Section 280G Payments. Parent shall have received the evidence relating to the 280G Approval or 280G Stockholder Rejection described in Section 8.9.
(n)    Financials.
(i)    Parent shall have received the Company’s audited consolidated balance sheet as of December 31, 2023, and the related audited consolidated statements of operations, cash flow and stockholders’ equity for the twelve (12) month period then ended (together, the “2023 Audited Financials”) and Company’s unaudited consolidated balance sheet for most recently ended fiscal quarter, and the related unaudited consolidated statements of operations, cash flow and stockholders’ equity for the period from January 1, 2024 to the end of the mostly recently ended fiscal quarter.
(ii)    There shall not be any material variance between the 2023 Unaudited Financials and the 2023 Audited Financials.
(o)    Payment Schedule. Parent shall have received the Payment Schedule, certified as complete and correct by the Chief Executive Officer of the Company as of the Closing Date.
(p)    Appraisal Rights. The holders of no greater than seven point five percent (7.5%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.
(q)    Section 401(k) Plan. The Company shall terminate, effective as of the day immediately preceding the Closing Date (the “401(k) Termination Date”), any and all Company Employee Plans that are 401(k) plans (each, a “Company 401(k) Plan”).  The Company shall provide

Parent evidence each such Company 401(k) Plan has been terminated, the form and substance of which shall be subject to the reasonable review and comment by Parent, which shall not be unreasonably withheld, conditioned or delayed.
(r)    Section 382 Study. The Company shall have provided Parent with the Section 382 Study in form and substance reasonably acceptable to Parent.
9.3    Conditions to Obligations of the Company.
The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)    Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Sub in this Agreement other than the set forth in Sections 5.1, 5.2 and 5.5 shall be true and correct on and as of the date of this Agreement and as of the Effective Time (it being understand that all “material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded) as though made on and as of the Effective Time, except to the extent expressly made as of a specified date, in which case as of such date, except to the extent the failure of such representations and warranties to be true and correct would result in a material adverse effect on Parent and Sub, taken as a whole, (ii) each of the representations and warranties of Parent and Sub set forth in Sections 5.1, 5.2 and 5.5 shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of a specified date, in which case as of such date, and (iii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
(b)    Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by an authorized Person for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 9.3 have been satisfied.
ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1    Survival of Representations, Warranties and Covenants.
The representations and warranties of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements, shall survive until 11:59 p.m. Pacific time on the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), other than the representations and warranties of the Company contained in the Fundamental Representations, which shall survive until 11:59 p.m. Pacific time on the date that is the six (6) year anniversary of the Closing Date. The date until which any representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 10.1 to the contrary, (i) if, at any time prior to 11:59 p.m. Pacific time on the applicable Survival Date, an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Section 10.4(a), then the claim asserted in such notice shall survive the applicable Survival Date until such claim is fully and finally resolved and (ii) claims relating to Fraud shall survive indefinitely. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall not survive Closing. All covenants and agreements contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or thereto to be performed after the Closing shall in accordance with their terms.
10.2    Indemnification by the Stockholders.
The Stockholders agree, on a several but not joint basis, to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Parent Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines and penalties (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, with respect to or in connection with:
(a)     any breach or inaccuracy of (i) any Fundamental Representation or (ii) any other representation or warranty of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Related Agreements;
(b)    any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements;
(c)    any Fraud with respect to any representation, warranty or covenant of the Company contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Related Agreements;
(d)     any Dissenting Share Payments any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action in respect of Dissenting Shares;
(e)    Pre-Closing Taxes, except to the extent reflected as a liability in the calculation of the Merger Consideration, as finally determined;
(f)    any inaccuracies in the Payment Schedule;
(g)    any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt deducted from the Merger Consideration pursuant to Article II (“Excess Company Debt”);
(h)    any and all Transaction Expenses, to the extent such Transaction Expenses exceeds the amount of Transaction Expenses deducted from the Merger Consideration pursuant to Article II;
(i)    regardless of the disclosure of any matter set forth in the Disclosure Letters, any and all claims (i) by any securityholder of the Company relating to or arising out of the transactions contemplated hereby, including the allocation of any portion of the Merger Consideration or alleging breach of fiduciary duties or (ii) by any Person asserting, alleging or seeking to assert any right with respect to equity interests of the Company (including any rights convertible into, or exchangeable for, equity interests thereof), including any claim asserted, based upon or related to (1) the ownership or rights to ownership of any equity interests of Company (including any rights convertible into, or exchangeable for, equity interests thereof), (2) any rights of a securityholder of the Company including any rights to securities, preemptive rights, rights to notice or to vote securities, (3) any rights under the Charter Documents and (4) any claim that any Person’s equity securities were wrongfully repurchased by the Company;
The Stockholders shall not have any right of contribution, indemnification or advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party.
10.3    Escrow Arrangements.
(a)    Escrow Fund. At the Closing, Parent and the Stockholder Representative shall enter into an Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit F, pursuant to which, promptly after the Effective Time, Parent shall deposit with the Escrow Agent an amount of the Merger Consideration equal to the Escrow Amount, out of the Merger Consideration otherwise deliverable to the Stockholders pursuant to Section 1.6 as adjusted pursuant to Section 2.2(b). The Escrow Fund shall be partial security for the indemnity obligations provided for in Section 10.2 and for any claims by a Parent Indemnified Party arising out of this Agreement or any Related Agreement or the transactions contemplated herein or therein. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses paid, suffered, incurred or properly accrued by them and for which they are entitled to recovery under this Article X.
(b)    Escrow Periods; Distribution upon Termination of Escrow Periods.
(i)    Subject to the following requirements, the Indemnity Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Pacific time on the Expiration Date (the “Escrow Period”). On the second (2nd) Business Day following the Expiration Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release all amounts remaining in the Indemnity Escrow Fund net of any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Stockholder Representative prior to 11:59 p.m. Pacific time on the Expiration Date. As soon as such claims have been resolved in accordance with Section 10.4(c), Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release any relevant withheld portion of the Indemnity Escrow Fund not required to satisfy such claims to the Stockholders as Released Escrow Amounts.
(ii)    Subject to the following requirements, the Tax Indemnity Escrow Fund shall be in existence immediately following the Effective Time and shall terminate pursuant to the terms of Section 8.8(k). On the second (2nd) Business Day following the Tax Indemnity Escrow Expiration Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release all amounts remaining in the Tax Indemnity Escrow Fund.
(iii)    Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 10.3(b) shall become as Released Escrow Amount. The Stockholder Representative’s obligations under Section 1.8 to provide information to Parent regarding the Stockholders, and the amounts due to them in connection with any payments made by, or on behalf of,

Parent under this Agreement, shall apply to any distribution of amounts in the Escrow Fund to the Stockholders. Any distribution of all or a portion of the Escrow Fund to Stockholders shall be made by remitting such payment to Parent, and Parent shall be entitled to withhold any required withholding Taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Stockholders as Released Escrow Amounts.
(iv)    Any amounts returned to the Company following the Closing related to the release of the letter of credit held in escrow in relation to that certain Lease Agreement dated June 26, 2019 between the Company and 600 Harrison (the “Letter of Credit”) shall be promptly paid by Parent into the Indemnity Escrow Fund for subsequent use in satisfaction of Losses or payment to the Stockholders as Released Escrow Amounts.
10.4    Indemnification Claims.
(a)    Claims. Subject to the survival periods set forth in Section 10.1 and the limitations set forth in Section 10.5, in order to seek indemnification under Section 10.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative, to be received by such party at any time on or before 11:59 p.m. Eastern time on the Expiration Date. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (x) stating that a Parent Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other indemnity to which such item is related.
(b)    Objections. If the Stockholder Representative (on behalf of the Stockholders) does not object in writing within thirty (30) days of delivery of an Officer’s Certificate by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim (a “Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative (on behalf of the Stockholders) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate (an “Unobjected Claim”). In such event, the Losses that are Losses for which the Indemnified Parties are entitled payment under the Unobjected Claim shall be satisfied in accordance with Section 10.4(c) and 10.4(d).
(c)    Resolution of Conflicts.
(i)    In case the Stockholder Representative delivers an Objection Notice in accordance with Section 10.4(b), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, and such claim involves a claim against the Escrow Fund, a Parent and the Stockholder Representative shall deliver to the Escrow Agent a joint written instruction to release an amount to Parent equal to the agreed amount of the Losses in respect of such claim.
(ii)    At any time following delivery of an Objection Notice by the Stockholder Representative to Parent or in the event of any dispute arising pursuant to Article X, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(d)    Satisfaction of Claims.
(i)    All claims for indemnification by the Parent Indemnified Parties under this Article X shall be satisfied first via payment from the Escrow Fund in accordance with Section 10.3. If a Parent Indemnified Party is entitled to recover a Loss pursuant to this Article X, and either (i) the amount of Losses claimed by Parent Indemnified Parties in Officer Certificates exceeds the amount remaining in the Escrow Fund, or (ii) the Escrow Fund has been distributed to Stockholders following the Expiration Date, then, subject to the limitations set forth in this Article X, each Stockholder shall be severally, and not jointly, liable for such Stockholder’s Pro Rata Portion of such Loss, in which case such Stockholder shall make payment directly to such Parent Indemnified Party except to the extent that Parent has set aside amount of an Earnout Payment in respect of such Loss.
(ii)    Subject to the limitations set forth in Section 10.5, If Parent shall deliver an Officer’s Certificate specifying Losses in excess of the then available Escrow Fund (such Losses, the “Excess Losses”), Parent may set aside an amount equal to such Excess Losses from any unpaid Earnout Payment until the final resolution of the claims set forth in such Officer’s Certificate in accordance with this Article X. Upon such final resolution, Parent shall be entitled, in its sole discretion, to satisfy any such Excess Losses to which an Indemnified Party is entitled out of such retained amount (and any amount in excess of such Losses, if any, shall be paid to the Stockholders in accordance with this Agreement), with any Earnout Payment that has been earned being reduced by the amount of such Losses; provided that Parent may not reduce future Earnout Payments for such Excess Losses unless and until the amount of Losses claimed by Indemnified Parties in Officer Certificates exceeds the amount remaining in the Escrow Fund.
(e)    Third-Party Claims. If Parent becomes aware of a third party claim (a “Third Party Claim”) that Parent reasonably believes may result in a demand for indemnification pursuant to this Article X, Parent shall notify the Stockholder Representative in writing of such claim. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative, on behalf of the Stockholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, that, in the event that any claim is settled without the consent of the Stockholder Representative, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses. If the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object to the amount of any Third Party Claim by Parent.
10.5    Maximum Payments.
(a)    Notwithstanding anything to the contrary herein, no Parent Indemnified Party may recover Losses pursuant to the indemnity set forth Section 10.2(a)(ii) (other than claims arising out of, resulting from or in connection with Fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company or such Stockholder) unless and until it has been determined in accordance with this Agreement that the Parent Indemnified Parties have suffered Losses for such matters in an aggregate amount greater than $625,000 (the “Basket”) for all claims in respect of such matters, in which case the Parent Indemnified Person may recover from the Indemnity Escrow Fund all of such Losses (including the amount of the Basket).
(b)    Except as set forth in Section 10.5(d), the maximum amount a Parent Indemnified Party may recover from the Stockholders pursuant to the indemnity set forth in Section 10.2(a)(ii) shall be limited to the Indemnity Escrow Fund Amount.

(c)    The maximum amount a Parent Indemnified Party may recover from each Stockholder pursuant to the indemnity set forth in Section 10.2 (other than respect of Section 10.2(a)(ii), which for the avoidance of doubt is limited to the Indemnity Escrow Fund Amount), shall be limited to the Merger Consideration payable to and actually received by such Stockholder after any adjustments pursuant to Section 2.2(b).
(d)    Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Parties shall have no right to make any claim in respect of a claim for Losses to the extent the Losses with respect to such claim has been taken into account in the Net Working Capital or in the determination of the Merger Consideration, including pursuant to any adjustments made pursuant to Section 2.2(b) of this Agreement.
(e)    Notwithstanding anything to the contrary in herein, nothing in this Agreement shall limit an Stockholder’s liability (or the source of a Parent Indemnified Party’s recovery in respect thereof) with respect to Fraud committed by such Stockholder.
10.6    Sole Remedy.
Following the Closing, this Article X shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Stockholders for any monetary damages in connection with this Agreement or any Related Agreement; provided, however, that (i) this Section 10.6 shall not be deemed a waiver by any party of, or any limitation on, any right to specific performance or injunctive relief under this Agreement or any Related Agreement, and (ii) nothing in this Agreement shall limit the liability of a Stockholder(and this Article X shall not be the sole and exclusive remedy in respect of such Stockholder) in connection with a claim of Fraud committed by such Stockholder.
ARTICLE XI

STOCKHOLDER REPRESENTATIVE
11.1    Stockholder Representative.
(a)    By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders or by receiving the benefits thereof, including any consideration payable hereunder, each of the Stockholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC, as of the Closing, as its representative, agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to take all actions in connection with Agreement that are to be taken by the Stockholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article XI, to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Parent Indemnified Party against any Stockholders or by any such Stockholders against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Stockholders, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Stockholder Representative may resign at any time, and such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. In the event a vacancy in the position of Stockholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Stockholder Representative. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
(b)    The Stockholder Representative represents and warrants to Parent that, as of the Closing, it has the limited liability company power and authority to enter into and perform this Agreement (subject to the laws of agency).
(c)    Until notified in writing by the Stockholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Escrow Fund, Parent may rely conclusively and act upon the joint directions, instructions and notices of the Stockholder Representative named above.
(d)    The Company, the Escrow Participants and the Stockholders each hereby authorize the Stockholder Representative to:
(i)    Receive all notices or documents given or to be given to the Escrow Participants or the Stockholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
(ii)    Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholder Representative may in its sole discretion deem appropriate; and
(iii)    Take such action as the Stockholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Stockholder Representative are authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in their capacity as Stockholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article XI and any waiver of any obligation of Parent or the Surviving Corporation.
(e)    The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder

Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. Parent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.
(f)    Upon the Closing, the Company will wire $250,000 (the “Expense Fund”) to the Stockholder Representative, which will be used for any expenses incurred by the Stockholder Representative. The Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Stockholders. For U.S Federal income Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.
ARTICLE XII

TERMINATION, AMENDMENT AND WAIVER
12.1    Termination.
Except as provided in this Section 12.1 and Section 12.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
(a)    by unanimous agreement of the Company and Parent;
(b)    by Parent or the Company if the Closing Date shall not have occurred by September 10, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that if as of the Outside Date, any of the conditions to Closing set forth in Section 9.1(a) through 9.1(c) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Closing Date may be extended by Parent or Company to December 31, 2024;

(c)    by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;
(d)    by Parent if a Company Material Adverse Effect has occurred;
(e)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 9.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f)    by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 9.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
12.2    Effect of Termination.
In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 8.4, Section 8.5, Article XIII, and this Section 12.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article XII.
12.3    Amendment.
This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 12.3, the Stockholders agree that any amendment of this Agreement signed by the Company (before the Closing) or the Stockholder Representative (after the Closing) shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
12.4    Extension; Waiver.
Parent, on the one hand, and the Company (before the Closing) or the Stockholder Representative (after the Closing), on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 12.4, the Stockholders agree that any extension or waiver signed by the

Company (before Closing) or the Stockholder Representative (after the Closing) shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
ARTICLE XIII

GENERAL PROVISIONS
13.1    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or email to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)    if to Parent or Sub, to:
Yext, Inc.
61 Ninth Avenue,
New York, NY 10011
Attention: General Counsel
Email: gc@yext.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Mark P. Holloway
Email: mholloway@wsgr.com
(b)    if to the Company, to:
Hearsay Social, Inc.
2261 Market Street, Suite 5397
San Francisco, CA
Attention: Mike Boese; Catie Cambridge
Email: mboese@hearsaycorp.com; ccambridge@hearsaycorp.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Jim Morrone
Email: jim.morrone@lw.com
(c)    if to the Stockholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
13.2    Interpretation.
The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “in the ordinary course of business” when used herein shall be deemed in each case to be followed by the words “consistent with past practice.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement.
13.3    Counterparts; Facsimile Signatures.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or any other electronic transmission (including documents in PDF format) shall be effective as delivery of a manually executed counterpart to this Agreement.
13.4    Entire Agreement; Assignment.
This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Letter, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, provided, however, that, notwithstanding the foregoing, the documents and instruments and other agreements among or delivered by the parties as contemplated by or referred to herein, including the Disclosure Letter, are not part of, are not incorporated by reference in and do not form, the “agreement of merger or consolidation” (or any similar agreement) for any purpose under Title 8 of the Delaware Code, including Section 251 of the DGCL, (b) are not (other than Section 8.11) intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection to an affiliate of Parent; provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.
13.5    Severability.
In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
13.6    Other Remedies; Specific Performance.

Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
13.7    Governing Law; Venue.
This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
13.8    Rules of Construction.
The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face (without any independent knowledge on the part of the reader regarding the matter disclosed or any reference to any underlying document) to such other representation or warranty. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated. The term “made available” shall mean that the Company has posted such materials to the virtual data room managed by the Company on Dropbox and made available to parent and its representations during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two Business Days prior to the date of this Agreement.
13.9    Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.10    Third Party Beneficiaries.
Except for the provisions of Sections 1.6, 1.9, 8.11 and Article X relating to the Parent Indemnified Parties and the Stockholders, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
13.11    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.12    Legal Representation. The parties to this Agreement acknowledge that Latham & Watkins, LLP (“Latham”) currently serves as counsel to the Company and may have acted as counsel to the Stockholders and holders of Company Option and their respective Affiliates (collectively, the “Seller Group”), including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of the Seller Group and the Company may no longer be aligned or when, for any reason, the Seller Group, Latham or the Company believes that Latham cannot or should no longer represent both the Seller Group and the Company. The parties understand and specifically agree that Latham may withdraw from representing the Company and continue to represent the Seller Group and the Stockholder Representative, even if the interests of the Seller Group and the Stockholder Representative and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or any Related Agreements or the transactions contemplated hereunder or thereunder, and even though Latham may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Parent and the Company hereby consent thereto and waive any conflict of interest arising therefrom. Each of the parties further agrees that, as to all communications among Latham, the Company Stockholders and holders of Company Options, the Stockholder Representative, the Company and their respective Affiliates, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Latham representing the Company shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Seller Group and shall not pass to or be claimed by the Company or the Surviving Company or any of their respective Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Latham representing the Company shall survive the Closing, remain in effect and be controlled by the Seller Group. As to any privileged attorney client communications between Latham and the Company prior to the Closing Date (collectively, the “Privileged Communications”), Parent and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. For the avoidance of doubt, in no event shall the foregoing prohibit or otherwise limit the right of Parent to obtain and use non-privileged facts, data or other information that is responsive to any discovery request. In addition, Parent, the Company and their respective Affiliates and

Representatives shall have no right of access to or control over any of Latham’s records related to the transactions contemplated by this Agreement that are privileged, shall become the property of (and be controlled by) the Seller Group. Furthermore, in the event of a dispute between the Seller Group and the Company arising out of or relating to any matter in which Latham acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Seller Group any information or documents developed or shared during the course of Latham’s joint representation of the Seller Group and the Company relating to this Agreement, any Related Agreements or the transactions contemplated hereby and thereby. For the avoidance of doubt, nothing in this Section 13.12 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

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IN WITNESS WHEREOF, Parent, Sub, the Company and the Stockholder Representative have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.
YEXT, INC., as PARENT
By: /s/ Michael Walrath
Name: Michael Walrath
Title: Chief Executive Officer
HOUSTON MERGER SUB, INC., as SUB
By: /s/ Ho Shin
Name: Ho Shin
Title: Secretary
HEARSAY SOCIAL, INC., as COMPANY
By: /s/ Mike Boese
Name: Mike Boese
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as STOCKHOLDER REPRESENTATIVE

By: /s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

Annex A
Defined Terms

“280G Stockholder Approval” shall have the meaning given to such term in Section 8.9.
“280G Stockholder Rejection” shall have the meaning given to such term in Section 8.9.
“Accounting Principles” shall mean a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials; provided that, if there is a conflict between GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, GAAP shall control; provided further that, notwithstanding the foregoing, “Accounting Principles” shall be subject to the exceptions to such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that are set forth on Annex B.
“Accounts Payable” shall mean accounts payable, notes payable and other payables generated in connection with the business of the Company.
“Accounts Receivable” shall mean accounts receivable, notes receivable and other receivables generated in connection with the business of the Company.
“Adjustment Escrow Fund” shall mean the fund in which the Escrow Agent holds the Adjustment Escrow Fund Amount pursuant to the Escrow Agreement.
“Adjustment Escrow Fund Amount” shall mean an amount equal to $2,000,000.
“Adjustment Shortfall” shall have the meaning given such term in Section 2.2(b)(ii).
“Aggregate Exercise Price” shall mean the sum of the exercise price of all Company Options included in the Fully Diluted Shares.
“Agreement” shall have the meaning given to such term in the preamble of this Agreement.
“Antitrust Laws” shall mean any national, multinational, supranational, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
“Balance Sheet Date” shall have the meaning given to such term in Section 4.6.
“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York and San Francisco, California are authorized or obligated by Law or executive order to close.
“Certificate of Merger” shall have the meaning given to such term in Section 1.2.

“Charter Documents” shall have the meaning given to such term in Section 4.1.
“Closing” shall have the meaning given to such term in Section 1.2.
“Closing Consideration” shall mean an amount equal to (a) $125,000,000, minus (b) the Transaction Expenses of the Company, minus (c) all Unpaid Income Taxes, minus (d) the aggregate amount of any and all Company Debt, plus (e) the Company Cash (whether positive or negative), plus (f) the Working Capital Adjustment Amount.
“Closing Date” shall have the meaning given to such term in Section 1.2.
“COBRA” shall have the meaning given to such term in Section 4.22(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given to such term in the preamble of this Agreement.
“Company Authorizations” shall have the meaning given to such term in Section 4.17.
“Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
“Company Cash” shall mean, as of immediately prior to the Effective Time, the (a) amount of the Company’s consolidated unrestricted cash and cash equivalents, excluding the cash collateralizing the Letter of Credit, determined in accordance with the Accounting Principles, net of any outstanding checks, wire transfers and bank overdrafts, and reduced by any Taxes reasonably anticipated to be imposed on a repatriation of such cash and cash equivalents to the Company or the Surviving Corporation plus (b) the Aggregate Exercise Price. For the avoidance of doubt, Company Cash may be a negative number.
“Company Common Stock” shall mean shares of common stock, $0.0001 par value per share, of the Company.
“Company Common Stock Additional Per Share Consideration” shall mean any Released Escrow Amounts, plus the Earnout Consideration plus the Residual Exercise Price (to the extent the Company Common Stock Closing Per Share Consideration plus the Company Common Stock Additional Per Share Consideration exceeds the Residual Exercise Price) divided by the number of Fully Diluted Shares; provided, that the number of Fully Diluted Shares shall (i) exclude the applicable series of Company Preferred Shares to the extent the Series Additional Per Share Consideration for such series, remains $0 and (ii) with respect to any Earnout Consideration, include the number of shares of Company Capital Stock issuable upon exercise of all Cancelled Options (whether vested or unvested) in respect of which a payment is made under the Earnout Bonus Plan.
“Company Common Stock Closing Per Share Consideration” shall mean an amount, in cash, equal to (i) the Estimated Closing Consideration less the aggregate Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference and/or Series CRM Liquidation Preference in each case to the extent such liquidation preference would exceed the Company Common Stock Closing Per Share Consideration, divided by (ii) the Fully Diluted Share Number; provided, that the number of Fully Diluted Shares shall exclude the applicable series of Company Preferred Shares to the extent the Series Liquidation Preference for such series exceeds the Company Common Stock Closing Per Share Consideration.
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“Company Common Stock Net Closing Per Share Consideration” shall mean an amount, in cash, equal to Company Common Stock Closing Per Share Consideration less the Escrow Contribution of a share of Company Common Stock.
“Company Data” shall mean all data and information Processed by or for the Company.
“Company Debt” shall mean, as of immediately prior to the Effective Time, any Indebtedness of the Company.
“Company Employee Plan” shall have the meaning given to such term in Section 4.22(a).
“Company Intellectual Property” shall have the meaning given to such term in Section 4.13(a)(i).
“Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which the Company operates, (b) any change in financing, banking or securities markets generally, (c) any act of war, armed hostilities, sabotage, military actions, terrorism, change in political environment or any worsening thereof or actions taken in response thereto or (d) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wildfires or other natural disasters or any other act of God, (e) changes in GAAP or other accounting requirements or principles after the date hereof, (f) any pandemic, or (g) any other action explicitly required by this Agreement or the other Related Agreements; provided, in each case, that such effects do not, individually or in the aggregate, have a disproportionate adverse impact on the Company, taken as a whole, relative to other Persons in the industries or markets in which the Company operates.
“Company Option” shall mean each issued and outstanding option to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person (but excluding any Company Warrants).
“Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series CRM Preferred Stock, each $0.0001 par value per share, of the Company.
“Company Products” shall mean all products, services and Technology currently marketed, made commercially available or distributed by the Company or which the Company currently supports and derives revenue from the support thereof.
“Company Registered Intellectual Property Rights” shall have the meaning given to such term in Section 4.13(b).
“Company Source Code” shall have the meaning given to such term in Section 4.13(n).
“Company Stock Certificates” shall have the meaning given to such term in Section 1.9(b).
“Company Stock Plans” shall mean, collectively, the Company’s 2009 Equity Incentive Plan and the Company’s 2019 Equity Incentive Plan.
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“Company Warrant” shall mean each issued and outstanding warrant to purchase or otherwise acquire Company Common Stock.
“Company Warrant Consideration” shall mean, with respect to any Company Warrant with a per share exercise price that is less than the Company Common Stock Closing Per Share Consideration, (i) the amount by which the Company Common Stock Closing Per Share Consideration exceeds the per share exercise price of such Company Warrant, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Warrant.
“Company Warrant Additional Consideration” shall mean, with respect to any Company Warrant with a per share exercise price that is less than the Company Common Stock Closing Per Share Consideration, (i) the Company Common Stock Additional Per Share Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Warrant.
“Competing Transaction” shall mean any merger or consolidation with or involving the Company or any of its subsidiaries or any acquisition of any (a) securities of the Company or any of its subsidiaries, or other securities exercisable, convertible or exchangeable for equity securities of the Company, or (b) material assets of the Company or any of its subsidiaries, including without limitation the grant of any license to any Company Intellectual Property used or created by the Company or any of its subsidiaries other than any acquisition of assets of the Company or grant of a non-exclusive license, in each of the foregoing cases, in the ordinary course of business consistent with past practice related to the sale of the Company Products.
“Confidential Disclosure Agreement” shall have the meaning given to such term in Section 8.3.
“Conflict” shall have the meaning given to such term in Section 4.4.
“Continuing Employee” shall mean each employee of the Company or its subsidiaries who either becomes an employee of Parent or one of its subsidiaries after the Closing Date, or remains an employee of the Surviving Corporation or any of the subsidiaries of the Company after the Closing Date.
“Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
“Current Balance Sheet” shall have the meaning given to such term in Section 4.6.
“Current Policy” shall have the meaning given to such term in Section 8.11(b).
“Data Processing Policy” shall mean each statement, policy, representation or notice of the Company relating to the Processing of Company Data, privacy, data protection, or security.
“Data Processing Requirement” shall mean any applicable (i) Law relating to privacy, data protection, or security with respect to Personal Data, text or telephone communications, or call recording, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract in each case by which the Company is bound relating to the Processing of Company Data, privacy, data protection or security.
“D&O Indemnified Persons” shall have the meaning given to such term in Section 8.11(a).
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“DGCL” shall have the meaning given to such term in Section 1.1.
“Disclosure Letter” shall have the meaning given to such term in Article IV.
“Dissenting Share Payments” shall have the meaning given to such term in Section 1.7(c).
“Dissenting Shares” shall have the meaning given to such term in Section 1.7(a).
“DOL” shall have the meaning given to such term in Section 4.22(a).
“Earnout Bonus Plan” shall have the meaning given to such term in Section 1.6(b)(i).
“Earnout Consideration” shall mean the aggregate amount payable pursuant to Section 3.2, disregarding any amount of Excess Losses deducted therefrom.
“Earnout Payment” shall mean the sum of the Earnout Payments, if any, as finally determined pursuant to Article III.
“Effective Time” shall have the meaning given to such term in Section 1.2.
“Employee” shall have the meaning given to such term in Section 4.22(a).
“Employee Agreement” shall have the meaning given to such term in Section 4.22(a).
“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements, including the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the United States Resource Recovery and Conservation Act of 1976, the United States Federal Water Pollution Control Act, the United States Clean Air Act, the United States Hazardous Materials Transportation Act, the United States Clean Water Act, Directive 2012/19/EU of the European Parliament and of the Council on Waste Electrical and Electronic Equipment and European Union Directive 2011/65/EU on the Restriction on the Use of Hazardous Substance, all as amended or replaced at any time.
“ERISA” shall have the meaning given to such term in Section 4.22(a).
“ERISA Affiliate” shall have the meaning given to such term in Section 4.22(a).
“Escrow Agent” shall mean Acquiom Financial, LLC.
“Escrow Amount” shall mean the sum of (a) the Adjustment Escrow Fund Amount, (b) the Tax Indemnity Escrow Fund Amount and (c) the Indemnity Escrow Fund Amount.
“Escrow Contribution” shall mean the contribution of each Escrow Participant to the Escrow Fund, which contribution shall be proportionate to the amount of Closing Consideration received by such Escrow Participant relative to the amounts of Closing Consideration received by all Escrow Participants, in accordance with the Company’s Charter Documents.
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“Escrow Fund” shall mean the Adjustment Escrow Fund, Tax Indemnity Escrow Fund, and the Indemnity Escrow Fund.
“Escrow Participants” shall mean all holders of converting Company Warrants and Stockholders other than holders of Series B Preferred Stock and Series C Preferred Stock.
“Escrow Period” shall have the meaning given to such term in Section 10.3(b)(i).
“Estimated Closing Certificate” shall have the meaning given to such term in Section 2.1.
“Estimated Closing Consideration” shall have the meaning given such term in Section 2.1.
“Excess Company Debt” shall have the meaning given to such term in Section 10.2.
“Excess Losses” shall have the meaning given to such term in Section 10.4(d)(ii).
“Exchange Ratio” shall mean the quotient of (a) the Company Common Stock Closing Per Share Consideration, divided by (b) the Parent Closing Stock Price.
“Expense Fund” shall have the meaning given to such term in Section 11.1(e).
“Expiration Date” shall have the meaning given to such term in Section 10.1.
“Financials” shall have the meaning given to such term in Section 4.6.
“Founders” shall mean each of Clara Shih and Steve Garrity.
“FMLA” shall have the meaning given to such term in Section 4.22(a).
“Foreign Investment Laws” shall mean any laws in a given jurisdiction designed or intended to prohibit, restrict or regulate actions (a) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (b) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest.
“Fraud” shall mean intentional (and not reckless) fraud within the meaning of Delaware common law.
“Fully Diluted Shares” shall mean the sum of (1) the number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, plus (2) the number of shares of Company Capital Stock issuable upon exercise of all vested Company Options outstanding immediately prior to the Effective Time (provided, that any unvested shares that are subject to acceleration in connection with the Transactions, including any “double trigger” acceleration, shall be treated as vested for the purposes of Fully Diluted Shares), in accordance with their respective terms plus (3) the number of shares of Company Capital Stock issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time, in accordance with their respective terms.
“Fundamental Representations” shall mean the representations and warranties of the Company contained in Sections 4.1 (Organization of the Company), 4.2 (Company Capital Structure), 4.3 (Authority), 4.4(a)(i) (No Conflicts), 4.10 (Tax Matters), and 4.21 (Brokers’ and Finders’ Fees).
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
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“Governmental Authority” shall have the meaning given to such term in Section 4.5.
“Good Reason” shall mean, with respect to each of the Persons set forth on Schedule 8.12(a) who have received an Incentive Award, the occurrence of any of the following events without the written consent of such Person: (i) a material reduction in such Person’s base salary or hourly wage rate, as applicable of at least ten percent (10%), except for across-the-board salary or wage-rate reductions based on Parent’s financial performance similarly affecting all or substantially all similarly-situated employees of Parent; or (ii) a material change of more than fifty (50) miles in the geographic location at which such Person is required to provide services to Parent. Any such termination by such Person shall only be deemed for Good Reason pursuant to this definition if: (1) such Person gives Parent written notice of such Person’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that such Person believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) Parent has not, prior to receiving such notice from such Person, already informed such Person that such Person’s employment with Parent is being terminated; (3) Parent fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (4) such Person voluntarily terminates such Person's employment within thirty (30) days following the end of the Cure Period.
“Harmful Code” shall have the meaning given to such term in Section 4.14(r).
“Hazardous Materials” shall mean any material, emission, or substance for which liability or standard of conduct may be imposed or that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), mold, per- and polyfluoroalkyl substances, and petroleum and petroleum products or any fraction thereof.
“HIPAA” shall have the meaning given to such term in Section 4.22(a).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Taxes” shall mean any Taxes imposed on or with respect to net income or net profits or any franchise, business or similar Taxes imposed in lieu thereof (however denominated).
“Income Tax Return” shall mean any Tax Return with respect to Income Taxes.
“Incorporated Open Source Software” shall have the meaning given to such term in Section 4.13(o).
“Indebtedness” of any Person shall mean, as of a specified date, without duplication: (a) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) the maximum amount of any deferred purchase price of property, equipment or services, purchase price settlement or adjustment obligations, earn-outs and contingency payments (other than accounts payable and other accrued liabilities included in the calculation of Net Working Capital); (c) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (d) all operating lease obligations which are, and to the extent required to be classified and accounted for under GAAP as operating leases; (e) all liabilities of the Person in respect of any accounts payable that do not constitute a current liability; (f) all obligations to purchase, redeem,
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retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus declared and unpaid dividends (g) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), (d), (e) or (f) above to the extent of the obligation secured; (h) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (a), (b), (c), (d), (e), (f) or (g) above, to the extent of the obligation guaranteed; (i) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (a) through (h) above; and (j) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (a) through (i) above were prepaid, extinguished, unwound and settled in full as of such specified date.
“Indemnity Escrow Fund” shall mean the fund in which the Escrow Agent holds the Indemnity Escrow Fund Amount pursuant to the Escrow Agreement.
“Indemnity Escrow Fund Amount” shall mean an amount equal to $9,375,000.
“Intellectual Property Rights” shall have the meaning given to such term in Section 4.13(a)(iii).
“International Employee Plan” shall have the meaning given to such term in Section 4.22(a).
“IRS” shall mean the United States Internal Revenue Service.
“Joinder Agreement” shall mean the Joinder Agreement, in substantially the form attached hereto as Exhibit C.
“Key Employees” shall mean Michael Boese.
“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge after due inquiry of Michael Boese, Michael Depold, Adam Dyer, and Catie Cambridge.
“Labor Agreement” shall have the meaning given to such term in Section 4.15(a)(vi).
“Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law), including but not limited to applicable residential real estate rules and regulations.
“Lease Agreements” shall have the meaning given to such term in Section 4.12(a).
“Leased Real Property” shall have the meaning given to such term in Section 4.12(a).
“Letter of Transmittal” shall have the meaning given to such term in Section 1.9(b).
“Liabilities” shall have the meaning given to such term in Section 4.7.
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“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“Loss and Losses” shall have the meaning given to such term in Section 10.2.
“Material Contract” shall have the meaning given to such term in Section 4.15(a).
“Merger” shall have the meaning given to such term in the Recitals.
“Merger Consideration” shall mean the sum of (1) the Closing Consideration and the (2) Earnout Consideration.
“Net Working Capital” shall mean, as of 12:01 am Pacific Time on the Closing Date, the Company’s total consolidated current assets (excluding Company Cash, Income Tax assets and deferred Tax Assets of the Company, and the restricted cash collateralizing the Letter of Credit) minus the Company’s total consolidated current liabilities (excluding Transaction Expenses, Company Debt, Income Tax liabilities and deferred Tax liabilities). Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles and reflecting the categories and line items of current assets and current liabilities including in the sample calculation set forth on Annex C. For the avoidance of doubt, Net Working Capital may be a negative number.
“Non-Competition Agreements” shall have the meaning given to such term in the Recitals.
“Objection Notice” shall have the meaning given to such term in Section 10.4(b).
“Off the Shelf Software” shall mean commercially available non-custom software that (1) is not incorporated into, linked with, or distributed in conjunction with Company Products, and (2) is made generally available on standard terms involving annual payments from the Company of less than $10,000.
“Offer Letters” shall have the meaning given to such term in the Recitals.
“Officer’s Certificate” shall have the meaning given to such term in Section 10.4(a).
“Open Source” shall have the meaning given to such term in Section 4.13(a)(iv).
“Open Source Obligations” means any obligations that Technology in any Company Product (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software or portions thereof to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.
“Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
“Parent” shall have the meaning given to such term in the preamble of this Agreement.
“Parent Closing Stock Price” shall mean the volume-weighted average price per share for Parent Common Stock, as reported on New York Stock Exchange and by Bloomberg L.P., for the forty-five (45) trading days ending five (5) days prior to the Closing Date.
“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
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“Parent Future Stock Price” shall mean the volume-weighted average price per share for Parent Common Stock, as reported on New York Stock Exchange and by Bloomberg L.P., for the thirty (30) trading days ending five (5) days prior to (i) an Earnout Payment Date, or (ii) the Settlement Date, as applicable.
“Parent Indemnified Parties” shall have the meaning given to such term in Section 10.2.
“Patent” shall have the meaning given to such term in Section 4.13(a)(i).
“Payment Schedule” shall have the meaning given to such term in Section 1.8.
“Pension Plan” shall have the meaning given to such term in Section 4.22(a).
“Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
“Personal Data” shall mean any information that is “personally identifiable information,” “personal information,” “personal data,” or any analogous term under any applicable Law.
“PIIA” shall have the meaning given to such term in the Recitals.
“Pre-Closing Statement” shall have the meaning given to such term in Section 2.1.
“Pre-Closing Taxes” shall mean (a) any Taxes of the Company or any of its subsidiaries attributable to any Pre-Closing Tax Period that have not been paid as of the Closing Date, including any Taxes that are not yet due and payable as of the Closing Date, determined (i) by including in the Pre-Closing Tax Period any Taxes attributable to an adjustment in taxable income or similar amounts under Section 263A or 481(a) of the Code (or any similar provision of applicable Law) arising as a result of transactions, events or accounting methods employed prior to the Closing (excluding any change of such an accounting method required as a result of the transactions contemplated by this Agreement) and (ii) by including any incremental Taxes that would have been due and payable in respect of a Pre-Closing Tax Period if any revenue that was deferred for U.S. federal income tax purposes at Closing was instead included in taxable income in a Pre-Closing Tax Period (determined on a with and without basis), (b) Taxes of any other Person arising as a result of the Company or any of its subsidiaries being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law) on or prior to the Closing Date, (c) Taxes for which the Company or any of its subsidiaries is liable as a transferee or successor, by operation of law or by Contract, except for Contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes, in each case, which relate to a transaction or event occurring or action taken prior to Closing Date or as a result of an express or implied obligation of the Company or any of its subsidiaries arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, and (d) the amount of Taxes that would have been imposed on the Company or any of its subsidiaries, Parent or its affiliates pursuant to Section 951 or Section 951A of the Code in respect of the Company or any of its subsidiaries, if Parent’s or its affiliates’ holding period with respect to the interests in the Company included the Closing Date and the taxable years of the Company and all relevant Persons ended on the Closing Date; provided that, “Pre-Closing Taxes” shall exclude Losses related to or arising from (i) any Taxes attributable to actions taken by Parent or its Affiliates (including, after the Closing, the Company and its subsidiaries) on the Closing Date after the
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Closing that are not contemplated by this Agreement; and (ii) any Tax election made or filed after the Closing with respect to the Company that has retroactive effect to any Pre-Closing Period.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on the Closing Date.
“Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (i) the total amount of Merger Consideration due at Closing to such Stockholder pursuant to Section 1.6, by (ii) the total amount of Merger Consideration due at Closing to all Stockholders pursuant to Section 1.6.
“Promised Option” shall mean any option to purchase or otherwise acquired Company Common Stock that have been committed to or promised by the Company in an offer letter or otherwise and that has not been granted by the Company as of immediately prior to the Effective Time.
“Process” shall mean, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“PTO” shall have the meaning given to such term in Section 4.13(b).
“Registered Intellectual Property Rights” shall have the meaning given to such term in Section 4.13(a)(iii).
“Related Agreements” shall mean the Certificate of Merger, the PIIAs, the Offer Letters, the Joinder Agreements, the Non-Competition Agreements and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.
“Released Escrow Amounts” shall mean any amounts released to the Stockholders from the Escrow Fund.
“Residual Exercise Price” shall have the meaning given to such term in Section 1.6(b)(ii)(2).
“Section 280G Payments” shall have the meaning given to such term in Section 8.9.
“Securityholder” shall mean Stockholders, Optionholders and holders of Company Warrants.
“Security Incident” shall have the meaning given to such term in Section 4.15(d).
“Series A Preferred Stock” shall mean shares of Series A Preferred Stock, $0.0001 par value per share, of the Company.
“Series A Additional Per Share Consideration” shall mean the cumulative Common Stock Additional Per Share Consideration less the amount, if any, by which the Series A Closing Per Share Consideration exceeds the Company Common Stock Net Closing Per Share Consideration; provided, that such amount shall be no less than $0.
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“Series A Closing Per Share Consideration” shall mean the greater of (i) the Series A Liquidation Preference and (ii) the Company Common Stock Net Closing Per Share Consideration.
“Series A Liquidation Preference” shall mean $0.1277.
“Series Additional Per Share Consideration” shall mean the Series A Stock Additional Per Share Consideration, the Series B Stock Additional Per Share Consideration, the Series C Stock Additional Per Share Consideration and/or the Series CRM Stock Additional Per Share Consideration, as applicable.
“Series B Preferred Stock” shall mean shares of Series B Preferred Stock, $0.0001 par value per share, of the Company.
“Series B Additional Per Share Consideration” shall mean the cumulative Common Stock Additional Per Share Consideration less the amount, if any, by which the Series B Closing Per Share Consideration exceeds the Company Common Stock Net Closing Per Share Consideration; provided, that such amount shall be no less than $0.
“Series B Closing Per Share Consideration” shall mean the greater of (i) the Series B Liquidation Preference and (ii) the Company Common Stock Closing Per Share Consideration.
“Series B Liquidation Preference” shall mean $1.116.
“Series C Preferred Stock” shall mean shares of Series C Preferred Stock, $0.0001 par value per share, of the Company.
“Series C Additional Per Share Consideration” shall mean the cumulative Common Stock Additional Per Share Consideration less the amount, if any, by which the Series C Closing Per Share Consideration exceeds the Company Common Stock Net Closing Per Share Consideration; provided, that such amount shall be no less than $0.
“Series C Closing Per Share Consideration” shall mean the greater of (i) the Series C Liquidation Preference and (ii) the Company Common Stock Net Closing Per Share Consideration.
“Series C Liquidation Preference” shall mean $1.612.
“Series CRM Preferred Stock” shall mean shares of Series CRM Preferred Stock, $0.0001 par value per share, of the Company.
“Series CRM Additional Per Share Consideration” shall mean the cumulative Common Stock Additional Per Share Consideration less the amount, if any, by which the Series CRM Closing Per Share Consideration exceeds the Company Common Stock Net Closing Per Share Consideration; provided, that such amount shall be no less than $0.
“Series CRM Closing Per Share Consideration” shall man the greater of (i) the Series CRM Liquidation Preference and (ii) the Company Common Stock Closing Per Share Consideration.
“Series CRM Liquidation Preference” shall mean $0.8823.
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“Series Liquidation Preference” shall mean the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, and/or the Series CRM Liquidation Preference, as applicable.
“Soliciting Materials” shall have the meaning given to such term in Section 8.1(b).
“Stockholder” shall mean any holder of any Company Common Stock or Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time and any holder of a Company Warrant with a per share exercise price that is less than the Company Common Stock Closing Per Share Consideration.
“Stockholder Notice” shall have the meaning given to such term in Section 8.1(a).
“Stockholder Representative” shall have the meaning given to such term in the preamble of this Agreement.
“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.
“Sub” shall have the meaning given to such term in the preamble of this Agreement.
“Sufficient Stockholder Vote” shall have the meaning given to such term in Section 4.3.
“Survival Date” shall have the meaning given to such term in Section 10.1.
“Surviving Corporation” shall have the meaning given to such term in Section 1.1.
“Systems” shall mean all information technology and computer systems and networks used by or for the Company or necessary for the conduct of the business of the Company.
“Tail Policy” shall have the meaning given to such term in Section 8.11(b).
“Target Working Capital” shall mean negative $25,177,190.
“Tax” or “Taxes” shall mean shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance) in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Contest” shall have the meaning given to such term in Section 8.8(d).
“Tax Indemnity Escrow Fund” shall mean the fund in which the Escrow Agent holds the Tax Indemnity Escrow Fund Amount pursuant to the Escrow Agreement.
“Tax Indemnity Escrow Fund Amount” shall mean an amount equal to $5,850,000.
“Tax Return” shall mean any U.S. federal, state, local and non-U.S. returns, declarations, information statements and reports filed with or submitted to, or required to be filed with or submitted to, any taxing
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authority in connection with the determination, assessment, collection or payment of any Tax, including any attachments or schedules thereto and amendments thereof.
“Technology” shall have the meaning given to such term in Section 4.13(a)(i).
“Third Party Claim” shall have the meaning given to such term in Section 10.4(a).
“Threshold Amount” shall have the meaning given to such term in Section 10.4(a).
“Transaction Expenses” shall have the meaning given to such term in Section 8.4.
“Transaction Tax Deduction” shall mean, without duplication and regardless of by whom paid and whether or not paid prior to the Closing, to the extent deductible by the Company or one of its subsidiaries at a more-likely-than-not (or greater) level of comfort for applicable Income Tax purposes, Tax deductions resulting from payments with respect to (a) the amount of the Transaction Expenses (whether paid prior to, at or following the Closing), (b) any employment or social security Taxes with respect to the amounts set forth in the foregoing clause (a), (c) any fees, expenses and interest (including amounts treated as interest for Tax purposes) incurred by the Company or its subsidiaries in respect of the liabilities described in the definition of Indebtedness, and (d) any other amounts (including any amounts reflected in the Net Working Capital or Unpaid Income Taxes) that arise from, or are incurred in connection with, the transactions contemplated by this Agreement and which are economically borne by the Stockholders, in each case, in connection with the transactions contemplated by this Agreement. In connection with the foregoing, unless otherwise requested by the Stockholder Representative, the parties to this Agreement agree to cause the Company to make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat seventy percent (70%) of any success-based fees that were economically borne or paid by or on behalf of the Company as deductible in the Pre-Closing Tax Period for U.S. federal and other applicable Income Tax purposes.
“Treasury Regulations” shall mean the United States Treasury Regulations issued pursuant to the Code,
“Unpaid Income Taxes” shall mean, without duplication, an amount equal to the sum of (a) the aggregate current unpaid Income Tax liabilities of the Company and its subsidiaries with respect to a Pre-Closing Tax Period (or portion thereof) that ends on or before the Closing Date, to the extent a Tax Return in respect of such Income Tax liabilities has not been filed as of the Closing Date, and (b) the Section 382 Tax Amount. Unpaid Income Taxes in clause (a) of the foregoing shall be determined (i) notwithstanding anything to the contrary herein, by including the Transaction Tax Deductions and assuming such Transaction Tax Deductions are accrued and deductible in the Pre-Closing Tax Period (or the portion thereof) that ends on the Closing Date, to the extent such treatment would be permitted by applicable Law at a “more likely than not” (or greater) level of comfort, (ii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions and any other contingent or uncertain Taxes, (iii) by excluding any Taxes attributable to any action taken by Parent or any of its Affiliates (including the Company) after the Closing outside the ordinary course of business (except to the extent contemplated by this Agreement), and any election under Section 338 or 336 of the Code (or any corresponding provision of state, local or non-U.S. Law) with respect to the transactions contemplated by this Agreement, (iv) in accordance with the accounting methodologies and the past practices (including reporting positions, elections, accounting methods and method of determining jurisdictions in which to file) of the Company in preparing its Tax Returns, (v) excluding any deferred Tax assets and liabilities, (vi) taking into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period as reductions of the liability for Income Taxes for such period, to the extent available to
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reduce such liability under applicable Law, and (vii) by calculating the Income Tax assets and liabilities with respect to a Pre-Closing Tax Period (including the pre-closing portion of any Straddle Tax Period) in accordance with Section 8.8(d).
“WARN Act” shall have the meaning given to such term in Section 4.22(l).
“Working Capital Adjustment Amount” shall mean the amount, if any, by which (a) the absolute value of the Working Capital Difference exceeds the (b) the Working Capital Adjustment Threshold. The Working Capital Adjustment Amount will be a positive number if the Working Capital Difference is a positive number and a negative number if the Working Capital Difference is a negative number.
“Working Capital Adjustment Threshold” means $2,000,000.
“Working Capital Difference” means (a) the Net Working Capital minus (b) the Target Working Capital. For the avoidance of doubt, the Working Capital Difference may be a positive or negative number.

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